UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A INFORMATION
_______________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
_______________________
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
DATADOG, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

Datadog, Inc.
620 8th Avenue, 45th Floor
New York, New York 10018
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 3, 2025
To the Stockholders of Datadog, Inc.:
On behalf of our board of directors, it is our pleasure to cordially invite you to attend the Annual Meeting of Stockholders of Datadog, Inc., a Delaware corporation. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/DDOG2025, originating from New York, New York, on Tuesday, June 3, 2025 at 2:30 p.m., Eastern Time. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before 2:30 p.m., Eastern Time, on June 3, 2025 to ensure you are logged in when the Annual Meeting starts.
The Annual Meeting will be held for the following purposes:
1.To elect three Class III directors, Titi Cole, Matthew Jacobson and Julie Richardson, each to serve for a term expiring at our Annual Meeting of Stockholders in 2028 and to hold office until their successors are duly elected and qualified, or until her or his earlier death, resignation or removal;
2.To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;
3.To ratify the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
4.To approve the amendment and restatement of our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and make additional non-substantive and clarifying changes; and
5.To conduct any other business properly brought before the Annual Meeting by or at the direction of our board of directors
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting, and any adjournment or postponement thereof, is April 9, 2025. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors
Kerry Acocella
General Counsel and Secretary
New York, New York
April [ ], 2025

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on Tuesday, June 3, 2025 at 2:30 p.m. Eastern Time. The proxy statement and annual report to shareholders are available at www.proxyvote.com.

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Annual Meeting, you may vote your shares in advance of the Annual Meeting through the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.
Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

-i-

Datadog, Inc.
620 8th Avenue, 45th Floor
New York, New York 10018
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 3, 2025 at 2:30 p.m., Eastern Time
Our board of directors is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Datadog, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/DDOG2025, originating from New York, New York, on Tuesday, June 3, 2025 at 2:30 p.m., Eastern Time, and any adjournment or postponement thereof. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), to our stockholders primarily via the internet. On or about April [ ], 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our Annual Meeting.
Only stockholders of record at the close of business on April 9, 2025 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were [ ] shares of Class A common stock and [ ] shares of Class B common stock outstanding and entitled to vote (together, the “common stock”). Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of common stock will vote together as a single class on all matters submitted to a vote at the Annual Meeting. A list of stockholders of record entitled to vote at the Annual Meeting will be available for examination for any purpose relevant to the Annual Meeting at our corporate headquarters for ten days before the Annual Meeting. If you would like to view the list, please email us at IR@datadoghq.com. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/DDOG2025 and on page 2 of this proxy statement.
In this proxy statement, we refer to Datadog, Inc. as “Datadog,” “we” or “us” and the board of directors of Datadog as “our board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended December 31, 2024, accompanies this proxy statement. You also may obtain a copy of the Annual Report without charge by emailing IR@datadoghq.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April [ ], 2025 to stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, ten calendar days after our first mailing of the Notice or thereafter.
How do I attend, participate in, and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. Any stockholder as of the Record Date can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/DDOG2025. The meeting will start at 2:30 p.m., Eastern Time, on Tuesday, June 3, 2025. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to enter the Annual Meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares in “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/DDOG2025. We recommend that you log in a few minutes before 2:30 p.m., Eastern Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/DDOG2025 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
•Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•Please direct all questions to Olivier Pomel, our Chief Executive Officer.
•Please include your name and affiliation, if any, when submitting a question or comment.
•Limit your remarks to one brief question or comment that is relevant to the Annual Meeting.
•Questions may be grouped by topic by our management.
•Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.
•Be respectful of your fellow stockholders and Annual Meeting participants.
•No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/DDOG2025. Technical support will be available starting at 1:30 p.m., Eastern Time on June 3, 2025.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date, April 9, 2025, and their valid proxyholders will be entitled to vote at the Annual Meeting. On the Record Date, there were [ ] shares of Class A common stock and [ ] shares of Class B common stock outstanding and entitled to vote.
•Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
•Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from such organization and after obtaining a valid proxy from your broker, bank or other agent.
How many votes do I have?
Each holder of shares of our Class A common stock will have one vote per share of Class A common stock held as of the Record Date, and each holder of shares of our Class B common stock will have ten votes per share of Class B common stock held as of the Record Date. The holders of the shares of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.
What am I voting on?
There are four matters scheduled for a vote:
•Proposal 1: Election of three Class III directors, each to hold office until our annual meeting of stockholders in 2028;
•Proposal 2: Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules;
•Proposal 3: Ratification of the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•Proposal 4: Approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and make certain additional non-substantive and clarifying changes.
What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
•To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/DDOG2025, starting at 2:30 p.m., Eastern Time on Tuesday, June 3, 2025. The webcast will open 15 minutes before the start of the Annual Meeting.
•To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on Monday, June 2, 2025 to be counted.
•To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on Monday, June 2, 2025 to be counted.
•To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. To vote prior to the Annual Meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank or other agent and will need to obtain a proxy issued in your name from that record holder.

Internet voting during the Annual Meeting and/or internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your internet access.

Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card or online during the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, then yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:
•Submit another properly completed proxy card with a later date.
•Grant a subsequent proxy by telephone or through the internet.
•Send a timely written notice that you are revoking your proxy via email at IR@datadoghq.com.
•Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Your most current proxy card or telephone or internet proxy is the one that is counted.

•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner and your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: “FOR” the election of each of the three nominees for director; “FOR” the advisory approval of executive compensation; “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and “FOR” the amendment and restatement of our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and make certain additional non-substantive and clarifying changes. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker, bank or other agent with voting instructions, what happens?
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may vote your shares on Proposal 3. Your broker or nominee, however, may not vote your shares on Proposals 1, 2 and 4 without your instructions. Please instruct your bank, broker or other agent to ensure that your vote will be counted.
What are “broker non-votes”?
A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on these matters. These unvoted shares with respect to “non-routine” matters are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from such organization.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count: (1) with respect to Proposal 1, votes “FOR,” “WITHHOLD” and broker non-votes, (2) with respect to Proposal 2, votes “FOR,” “AGAINST,” abstentions and broker non-votes, (3) with respect to Proposal 3, votes “FOR,” “AGAINST” and abstentions and (4) with respect to Proposal 4, votes “FOR,” “AGAINST,” abstentions and broker non-votes.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions, withhold votes and broker non-votes:

Proposal	Vote Required for Approval	“Withhold” Vote	Abstentions	Broker Non-Votes
1. Election of directors	The three nominees receiving the most “FOR” votes will be elected.	No effect	Not applicable	No effect

2. Advisory Vote on the Compensation of our Named Executive Officers
This proposal, commonly referred to as the “say-on-pay” vote, must receive “FOR” votes from the holders of a majority of the voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal. Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
		Not applicable	Against	No effect

3. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025	Must receive “FOR” votes from the holders of a majority of the voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal.	Not applicable	Against	Not applicable

4. Approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and make certain additional non-substantive and clarifying changes
	Must receive “FOR” votes from the holders of a majority of the outstanding shares of common stock entitled to vote thereon.	Not applicable	Against	Against
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the meeting are present at the Annual Meeting by virtual attendance or represented by proxy. On the Record Date, there were [ ] shares of Class A common stock and [ ] shares of Class B common stock outstanding and entitled to vote.
Abstentions, withhold votes and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the person who called the meeting, the Chairperson of the meeting, or the holders of a majority of the voting power of the shares present at the Annual Meeting by virtual attendance or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December [ ], 2025, to our Secretary at 620 8th Avenue, 45th Floor, New York, New York 10018, Attention: Secretary.
Pursuant to our amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the annual meeting of stockholders to be held in 2026 that is not to be included in the proxy materials, you must do so not later than the close of business on March 5, 2026 nor earlier than the close of business on February 3, 2026. However, if the date of such annual meeting is not held between May 4, 2026 and July 3, 2026, to be timely, notice by the stockholder must be received (A) not earlier than the close of business on the 120th day prior to such annual meeting and (B) not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS
Our board of directors currently consists of nine members and is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.
Our directors are divided into the three classes as follows:
•Class III directors: Titi Cole, Matthew Jacobson and Julie Richardson, whose terms will expire at the upcoming Annual Meeting,
•Class I directors: Olivier Pomel, Dev Ittycheria and Shardul Shah, whose terms will expire at the annual meeting of stockholders to be held in 2026, and
•Class II directors: Amit Agarwal, Alexis Lê-Quôc and Michael Callahan, whose terms will expire at the annual meeting of stockholders to be held in 2027.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Datadog.
Each of Ms. Cole, Mr. Jacobson and Ms. Richardson is currently a member of our board of directors, was previously elected by the stockholders and has been nominated for reelection to serve as a Class III director. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2028 and until her or his successor has been duly elected, or if sooner, until the director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us or alternatively, our board of directors may leave a vacancy on the board of directors or reduce the size of the board of directors.
Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, diversity and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board. To provide a mix of experience and perspective on the board, the committee also takes into account diversity. The biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or director nominee that led the committee to believe that that nominee should continue to serve on the board. However, each of the members of the committee may have a variety of reasons why a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH CLASS III DIRECTOR NOMINEE NAMED ABOVE.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS
The following table sets forth, for the Class III nominees and our other directors who will continue in office after the Annual Meeting, their ages and positions or offices held with us as of the date of this proxy statement:

Name	Age	Principal Occupation/Position
Class III director nominees for election at the Annual Meeting of Stockholders
Titi Cole	52	Director
Matthew Jacobson	41	Director
Julie Richardson	62	Director

Class I directors continuing in office until the annual meeting of stockholders to be held in 2026
Olivier Pomel	48	Chief Executive Officer, Co-Founder and Director
Dev Ittycheria	58	Director
Shardul Shah	42	Director

Class II directors continuing in office until the annual meeting of stockholders to be held in 2027
Amit Agarwal	51	Director
Alexis Lê-Quôc	50	Chief Technology Officer, Co-Founder and Director
Michael Callahan	55	Director
Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Datadog and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, skills and such other factors as it deems appropriate, given the current needs of the board of directors and our business, to maintain a balance of knowledge, experience and capability.

Set forth below is biographical information for the director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Election at the Annual Meeting
Titi Cole has served as a member of our board of directors since June 2022. From 2022 to January 2025, she served as the CEO of Legacy Franchises of Citigroup Inc. where she was responsible for overseeing Citi’s consumer businesses in the markets the company was exiting. Beginning in 2020, she held various senior leadership positions as Citi’s Head of Global Operations and Fraud Prevention and the Chief Client Officer for Personal Banking and Wealth Management. From 2015 to 2020, Ms. Cole was the Head of Consumer and Small Business Banking Operations and Contact Centers at Wells Fargo after previously leading Shared Services for Consumer Credit Solutions, and also served as a member of Wells Fargo’s Management Committee. She has also held leadership roles at Bank of America and BMO Harris Bank in Chicago. Ms. Cole received a B.A. in Economics from the University of Ibadan in Nigeria and a M.B.A. from Northwestern University's Kellogg School of Management. We believe that Ms. Cole is qualified to serve as a member of our board of directors because of her extensive experience with global institutions at scale.

Matthew Jacobson has served as a member of our board of directors since July 2019, and previously served as a board observer from December 2015 through July 2019. He is a Partner at ICONIQ Capital, an investment and venture capital firm, where he has worked since September 2013 and sits on the firm’s executive, management and investment committees. Mr. Jacobson currently serves on the board of directors of GitLab Inc., a publicly traded software company, as well as the boards of a number of private technology companies. Additionally, Mr. Jacobson previously served on the board of directors of Braze, Inc. from July 2017 to April 2023 and Sprinklr, Inc. from April 2014 until December 2022. Prior to ICONIQ Capital, Mr. Jacobson held operating roles at Groupon and investing roles at Battery Ventures and Technology Crossover Ventures. He began his career as an investment banker at Lehman Brothers. Mr. Jacobson received his B.S. in Economics with concentrations in Finance and Management from The Wharton School at the University of

Pennsylvania. We believe that Mr. Jacobson is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital and technology industries.
Julie G. Richardson has served as a member of our board of directors since May 2019. From November 2012 to October 2014, Ms. Richardson was a Senior Adviser to Providence Equity Partners LLC, a global asset management firm. From April 2003 to November 2012, Ms. Richardson was a Partner and Managing Director at Providence Equity, a private equity investment fund, and oversaw its New York office. Prior to Providence Equity, Ms. Richardson served as Global Head of JP Morgan’s Telecom, Media and Technology Group, and was previously a Managing Director in Merrill Lynch & Co.’s investment banking group. Ms. Richardson has served on the board of directors of UBS Group AG, a publicly held financial services company, since May 2017. Ms. Richardson previously served on the boards of directors of Arconic, Inc. from 2016 to 2018, The Hartford Financial Group from 2014 to 2020, VEREIT, Inc. from 2015 to 2021 and Yext Inc. from 2015 to January 2025. Ms. Richardson holds a B.B.A from the University of Wisconsin-Madison. We believe that Ms. Richardson is qualified to serve as a member of our board of directors because of her investment management and financial services experience, and her extensive experience serving on public company boards.
Directors Continuing in Office Until the Annual Meeting of Stockholders to be Held in 2026
Olivier Pomel is one of the co-founders of our company and has served as our Chief Executive Officer and a member of our board of directors since June 2010. Prior to co-founding Datadog, Mr. Pomel was Vice President of Technology at Wireless Generation, Inc., a SaaS technology company, from 2002 until its acquisition by News Corp. in 2010. Previously, Mr. Pomel held engineering positions at a number of technology and software companies, including IBM Research. Mr. Pomel received his M.S. in Computer Science from Ecole Centrale Paris. We believe Mr. Pomel is qualified to serve as a member of our board of directors because of his experience building and leading our business and his insight into corporate matters as our Chief Executive Officer.
Dev Ittycheria has served as a member of our board of directors since February 2014. Mr. Ittycheria has served as President and Chief Executive Officer of MongoDB, Inc. and as a member of its board of directors since September 2014. Prior to joining MongoDB, Mr. Ittycheria served as a Managing Director at OpenView Venture Partners, a venture capital firm, from October 2013 to September 2014. From February 2012 to June 2013, Mr. Ittycheria served as a Venture Partner at Greylock Partners, a venture capital firm. From April 2008 to February 2010, Mr. Ittycheria served as President-Enterprise Management at BMC Software, Inc., a computer software company, which he joined in connection with its acquisition of BladeLogic, Inc., a computer software company that Mr. Ittycheria co-founded and for which he served as Chief Executive Officer. Mr. Ittycheria previously served on the board of directors of athenahealth, Inc., a public cloud-based services company, from June 2010 to February 2019; Bazaarvoice, Inc., a public software company, from January 2010 to August 2014; AppDynamics, Inc., a private software company, from March 2011 until its acquisition by Cisco Systems, Inc. in March 2017; and Altimeter Growth Corporation, a public special purpose investment vehicle, from September 2020 to December 2021. Mr. Ittycheria received his B.S. in Electrical Engineering from Rutgers University. We believe that Mr. Ittycheria is qualified to serve as a member of our board of directors because of his experience in building and leading high-growth businesses and his service on the boards of multiple public companies.
Shardul Shah has served as a member of our board of directors since November 2012. He is a partner at Index Ventures, an international venture capital firm, where he has worked since 2008. Mr. Shah’s investment focus is primarily centered around cloud infrastructure, security and enterprise software. Mr. Shah has served and currently serves on the board of directors of multiple private technology companies. Prior to Index Ventures, Mr. Shah was an associate at Summit Partners. Mr. Shah received his B.A. in Economics and Biology from the University of Chicago. We believe that Mr. Shah is qualified to serve as a member of our board of directors because of his experience in the venture capital industry and his knowledge of infrastructure, security and software.
Directors Continuing in Office Until the Annual Meeting of Stockholders to be Held in 2027
Amit Agarwal has served as a member of our board of directors since January 2025. He is a Partner at ICONIQ Capital, an investment and venture capital firm, where he has worked since January 2025. From 2012 to 2024, Mr. Agarwal held senior leadership positions at Datadog, including serving as President from August 2022 to December 2024 and Chief Product Officer from April 2012 to August 2022. Prior to joining the company, Mr. Agarwal held senior product management and engineering positions at a number of software companies, including Quest Software and IBM. Mr. Agarwal received his M.B.A. in General Management from York University and his M.S. in Computer Science from Dalhousie University. We believe Mr. Agarwal is qualified to serve as a member of our board of directors because of his experience building and leading the development of our product and sales teams and his insights into our business as our former Chief Product Officer.
Alexis Lê-Quôc is one of the co-founders of our company and has served as our Chief Technology Officer and a member of our board of directors since June 2010. Prior to co-founding Datadog, Mr. Lê-Quôc worked at Wireless Generation from March 2004 to December 2010, where he most recently served as Director of Live Operations. Previously, Mr. Lê-Quôc held engineering positions at a number of technology and software companies, including IBM Research and France Télécom S.A. Mr. Lê-Quôc received his M.S. in Computer Science from CentraleSupélec. We believe Mr. Lê-Quôc is qualified to serve as a member of our board of directors because of his experience building and leading the development of our technology and his insight into our business as our Chief Technology Officer.
Michael Callahan has served as a member of our board of directors since June 2011. Mr. Callahan served as Chief Executive Officer of Awake Security, Inc., a private cyber security company that he co-founded, from August 2014 to July 2018. From September 2011 to August 2014, Mr. Callahan was an Entrepreneur in Residence at Greylock Partners. Earlier in his career, Mr. Callahan was Chief Technologist for Enterprise NAS at Hewlett Packard from April 2007 to October 2009; Chief Technology Officer and co-founder of PolyServe, a software company, from May 2000 to April 2007; and Director of Advanced Development at Ask Jeeves, a search engine, from January 1999 to May 2000. Mr. Callahan received his A.B. in Social Studies from Harvard University and was a Rhodes Scholar and Junior Research Fellow in mathematics at the University of Oxford. We believe that Mr. Callahan is qualified to serve as a member of our board of directors because of his extensive experience in the technology industry.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the Nasdaq listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Our board of directors has affirmatively determined that the following six directors are independent within the meaning of the applicable Nasdaq listing standards: Mses. Cole and Richardson and Messrs. Callahan, Ittycheria, Jacobson and Shah. In making this determination, our board of directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Datadog. Messrs. Agarwal, Pomel and Lê-Quôc are not independent due to their current or former positions as executive officers of Datadog.
Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our capital stock.
Board Leadership Structure
Dev Ittycheria currently serves as lead independent director of our board of directors. The primary responsibilities of the lead independent director are to: work with the Chief Executive Officer to develop board meeting schedules and agendas; provide the Chief Executive Officer feedback on the quality, quantity and timeliness of the information provided to the board; develop the agenda for and moderate executive sessions of the independent members of the board; preside over board meetings when the chairperson is not present; act as principal liaison between the independent members of the board and the Chief Executive Officer; and convene meetings of the independent directors as appropriate. Accordingly, the lead independent director has substantial ability to shape the work of the board. We believe that having a lead independent director supports the board in its oversight of the business and affairs of Datadog. In addition, we believe that having a lead independent director creates an environment that is conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of Datadog and its stockholders. As a result, Datadog believes that having a lead independent director can enhance the effectiveness of the board as a whole.

Role of the Board in Risk Oversight
Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
While our full board of directors has overall responsibility for risk oversight, it has delegated oversight of certain risks to its committees. Our audit committee monitors our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Furthermore, our audit committee oversees risks associated with cybersecurity, information security and data privacy, and generally, each quarter, the audit committee reviews and discusses with our Chief Information Security Officer material cybersecurity risks and our processes for assessing, identifying, and managing such risks, and the audit committee will receive updates as necessary between each quarterly meeting. Further, our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee oversees our major corporate governance risks, including through monitoring the effectiveness of our Corporate Governance Guidelines.
In connection with its reviews of the operations of our business, our full board of directors addresses the primary risks associated with our business including, for example, strategic planning. Our board of directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit-related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.
Meetings of the Board of Directors
Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met five times during our last fiscal year, of which each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served. We encourage our directors and nominees for director to attend our Annual Meeting. Four of the directors, including Mr. Pomel, attended our 2024 annual meeting of stockholders.
Information Regarding Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. Our board of directors has adopted a written charter for each of our committees, which are available to stockholders on our investor relations website at investors.datadoghq.com.

The following table provides membership and meeting information for fiscal 2024 for each of the committees of our board of directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Olivier Pomel
Alexis Lê-Quôc
Titi Cole			X		X
Michael Callahan	X		X	*
Matthew Jacobson	X				X	*
Dev Ittycheria			X		X
Julie Richardson	X	*	X
Shardul Shah	X				X
Total Meetings in 2024	4		4		2
*Committee Chairperson
Our board of directors has determined that each committee member and nominee meets the applicable Nasdaq rules and regulations regarding “independence” and each committee member and nominee is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Below is a description of each committee of our board of directors.
Audit Committee
The audit committee of our board of directors consists of Ms. Richardson and Messrs. Callahan, Jacobson and Shah. Ms. Richardson is the chair of the audit committee.
Our board of directors reviews the Nasdaq listing standards definition of independence for audit committee members on an annual basis and has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has also determined that Ms. Richardson, the chair of the audit committee, is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our audit committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results and significant issues regarding accounting principles and financial-statement presentation;
•reviewing and discussing with management and the independent registered public accounting firm any proposed earnings press releases and other financial information and guidance provided publicly or to ratings agencies;
•reviewing our policies on risk assessment and risk management;
•reviewing and discussing with the company’s Chief Information Security Officer material risks relating to data privacy, technology and information security;
•reviewing the audit plan of the company’s internal audit function and conferring with management and the independent accountants concerning the scope, design and effectiveness of internal control over financial reporting and disclosure controls and procedures;

•reviewing related party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;
•overseeing procedures for receiving, retaining and investigating complaints regarding accounting, internal accounting controls or auditing matters and confidential and anonymous submissions by employees concerning questionable accounting and auditing matters;
•reviewing results of management’s efforts to monitor compliance with our policies and programs; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Report of the Audit Committee of the Board of Directors
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management. The audit committee has also reviewed and discussed with Deloitte & Touche LLP, Datadog’s independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the board of directors that the audited financial statements be included in Datadog’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and filed with the SEC.
Members of the Audit Committee
Julie Richardson, Chairperson
Michael Callahan
Matthew Jacobson
Shardul Shah
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Datadog under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The compensation committee of our board of directors consists of Messrs. Callahan and Ittycheria and Mses. Cole and Richardson. Mr. Callahan is the chair of the compensation committee.
Our board of directors reviews the Nasdaq listing standards definition of independence for compensation committee members on an annual basis and has determined that each member of and nominee to the compensation committee satisfies the independence requirements under Nasdaq listing standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The compensation committee acts on behalf of our board of directors to review, oversee and approve (or make recommendations to our board of directors for approval of) our compensation strategy, policies, plans and programs, including:
•approving the retention of compensation consultants and outside service providers and advisors;
•reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;

•reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans;
•administering any equity and non-equity incentive plans including pension, profit sharing, bonus, benefit and other similar plans;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•establishing and overseeing our compensation clawback or similar policies;
•reviewing and evaluating succession plans for the executive officers;
•reviewing matters relating to human capital management, and as the compensation committee determines to be appropriate, making recommendations to the board of directors regarding human capital management policies and strategies; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Compensation Committee Processes and Procedures
The compensation committee generally meets quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of Datadog. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Report of the Compensation Committee of the Board of Directors
The compensation committee has reviewed and discussed the section of this proxy statement titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into Datadog’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

Respectfully submitted by the members of the compensation committee of the board of directors:
Members of the Compensation Committee
Michael Callahan, Chairperson
Titi Cole
Dev Ittycheria
Julie Richardson
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Datadog under the Securities Act or the Exchange Act, other than Datadog’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee of our board of directors consists of Messrs. Jacobson, Ittycheria and Shah and Ms. Cole. Mr. Jacobson is the chair of the nominating and corporate governance committee.
Our board of directors reviews the Nasdaq listing standards definition of independence on an annual basis and has determined that each member of and nominee to the nominating and corporate governance committee satisfies the independence requirements under Nasdaq listing standards.
The principal duties and responsibilities of our nominating and corporate governance committee include, among other things:
•identifying, evaluating, and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;
•approving the retention of director search firms;
•evaluating the performance of our board of directors, committees of the board and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•evaluating the adequacy of our certificate of incorporation and bylaws, corporate governance practices, reporting, information dissemination and continuing education;
•reviewing (together with other committees of the board of directors) annually any stockholder proposals submitted for inclusion in our proxy statement and stockholder nominees for election to the board of directors; and
•periodically reviewing our ESG policies, programs and public disclosure, and considering current and emerging ESG trends.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Datadog and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, skills and such other factors as it deems appropriate, given the current needs of the board of directors and our business, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to Datadog during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. To identify new director candidates, the nominating and corporate governance committee may engage, if it deems appropriate, a professional search firm. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our nominating and corporate governance committee at 620 8th Avenue, 45th Floor, New York, New York 10018, Attention: Secretary.
If, rather than submitting a candidate to the nominating and corporate governance committee for consideration, you wish to formally nominate a director pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in “When are stockholder proposals and director nominations due for next year’s annual meeting?” above and refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.

Stockholder Communications with the Board of Directors
Our board of directors has adopted a formal process by which stockholders may communicate with the board or any of its directors. Stockholders and other interested parties wishing to communicate with the board or an individual director may send a written communication c/o Datadog, Inc., 620 8th Avenue, 45th Floor, New York, New York, 10018, Attn: Secretary. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Each communication will be reviewed by the Secretary to determine whether it is appropriate for presentation to the board or such director. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations or advertisements, or hostile communications.
Communications determined by the Secretary to be appropriate for presentation to the board or such director will be submitted to the board or such director on a periodic basis. Communications determined by the Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director’s request.
Code of Business Conduct and Ethics
Our board of directors has adopted the Datadog, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at investors.datadoghq.com. If we were to amend or waive any provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website.
Corporate Governance Guidelines
Our board of directors has adopted the Datadog, Inc. Corporate Governance Guidelines for the conduct and operation of the board in order to give directors a flexible framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and management succession planning and board committees and compensation. The Corporate Governance Guidelines may be viewed on our website at investors.datadoghq.com.
Insider Trading Policy; Prohibition on Hedging, Short Sales and Pledging
Our board of directors has adopted an insider trading policy and procedures governing the purchase, sale, and other dispositions of the company’s securities by directors, officers and employees. In addition, the insider trading policy provides that if the company itself transacts in the company’s securities, it must also comply with applicable law and regulations relating to insider trading. The company believes its insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations. A copy of the insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

The insider trading policy prohibits hedging or monetization transactions with respect to our Class A common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.

PROPOSAL 2
APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the tables included under the heading “Executive Compensation—Executive Compensation Tables” and the accompanying narrative).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
The approval of this non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon.
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS
The following table sets forth, for our executive officers, their ages and positions held with us as of the date of this proxy statement:

Name	Age	Principal Position
Olivier Pomel	48	Chief Executive Officer, Co-Founder and Director
Alexis Lê-Quôc	50	Chief Technology Officer, Co-Founder and Director
David Obstler	65	Chief Financial Officer
Kerry Acocella	44	General Counsel and Secretary
Adam Blitzer	44	Chief Operating Officer
David Galloreese	45	Chief People Officer
Yanbing Li	55	Chief Product Officer
Sean Walters	53	Chief Revenue Officer
Biographical information for Olivier Pomel and Alexis Lê-Quôc is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”
David Obstler has served as our Chief Financial Officer since November 2018. Prior to joining us, Mr. Obstler held Chief Financial Officer positions at a number of other companies including TravelClick, Inc., a hospitality technology company, where he served from September 2014 to October 2018, OpenLink Financial LLC, a financial services software provider, where he served from November 2012 to July 2014, MSCI Inc., a financial index and investment management software company, where he served from June 2010 to September 2012, and Risk Metrics Group, Inc., a risk management and corporate governance service provider, where he served from January 2005 to June 2010. Mr. Obstler has served on the board of directors of Braze, Inc., a publicly held software company, since May 2021. Earlier in his career, Mr. Obstler held various investment banking positions at J.P. Morgan, Lehman Brothers and Goldman Sachs. Mr. Obstler received his M.B.A. from Harvard Business School and his B.A. from Yale University.
Kerry Acocella has served as our General Counsel since January 2022 after serving as Chief Corporate Counsel since January 2019. Prior to joining us, Ms. Acocella served as Corporate Counsel at Lindblad Expeditions, a Nasdaq-listed expedition travel company from October 2017 to December 2018. From February 2013 to October 2017, she served as Executive Director, Legal & Chief Compliance Officer of Fifth Street Asset Management, a Nasdaq-listed asset manager. Earlier in her career, Ms. Acocella held legal positions at WW International, Inc., formerly Weight Watchers International, Inc., and Morrison & Foerster LLP. Ms. Acocella received her J.D. from Benjamin N. Cardozo School of Law and her B.S. in Psychology from The University of Georgia.
Adam Blitzer has served as our Chief Operating Officer since May 2021. Prior to joining us, Mr. Blitzer held senior management positions at Salesforce, a customer relationship management service platform, from December 2016 to May 2021, most recently as Executive Vice President and General Manager of Digital. Mr. Blitzer founded Pardot in February 2007 and ran the company until October 2012. Pardot, a B2B marketing automation platform, was acquired by ExactTarget in 2012 and ultimately Salesforce in 2013. Mr. Blitzer holds a B.A. in Public Policy Studies from Duke University.
David Galloreese has served as our Chief People Officer since July 2024. Prior to joining us, Mr. Galloreese served as Chief Human Resources Officer for other companies including Figma, a cloud-based design platform, where he served from May 2021 to November 2022, and Wells Fargo & Company, a financial services company, where he served from July 2018 to April 2021. From October 2016 to June 2018, he served in various senior human resource management positions at Walmart Inc., a leading retailer, most recently as Chief People Officer of Sam’s Club. Earlier in his career, Mr. Galloreese held various senior human resource management positions at Medallia and Caesars Entertainment. Mr. Galloreese received his M.B.A from New York University and his B.A. from the University of California, Los Angeles.
Yanbing Li has served as our Chief Product Officer since August 2024. Prior to joining us, Dr. Li held various senior engineering, product management and general management positions at a number of technology companies. Most recently she served as Senior Vice President of Engineering of Aurora, a self-driving technology company, from July 2021 to August 2024, and Vice President of Engineering and Product, Google Cloud, from June 2019 to July 2021. Previously she served in various senior engineering and general management positions at VMWare, a provider of multi-cloud services, from 2008 to 2019, most recently as Senior Vice President and General Manager of Storage and Availability BU. From 2019 to 2022, Dr. Li served on the board of directors of NeoPhotonics, a developer and manufacturer of lasers and optoelectronic solutions. Dr. Li holds a Ph.D from Princeton University, a M.S. from Cornell University and a B.S. from Tsinghua University.
Sean Walters has served as our Chief Revenue Officer since January 2022 after serving as Senior Vice President of Worldwide Sales since 2018. Prior to joining us, Mr. Walters held various roles at Medallia, Inc., a SaaS-based customer feedback company, from April 2013 to February 2018, including as Area Vice President and General Manager from February 2017 to February 2018 and Regional Vice President from August 2015 to February 2017. From June 2011 to April 2013, Mr. Walters held various sales positions at BMC Software, Inc., an information technology and services company. Earlier in his career, Mr. Walters held various sales positions at IBM, BEA Systems and ADP. Mr. Walters received his B.S. in Marketing from Rowan University.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis section discusses our executive compensation policies and how and why our compensation committee arrived at specific compensation decisions for the year ended December 31, 2024 for the individuals who served as our principal executive officer and principal financial officer and our three other most highly-compensated executive officers as of December 31, 2024, collectively referred to as our “named executive officers”:

Name	Position(s)
Olivier Pomel	Chief Executive Officer and Co-Founder
David Obstler	Chief Financial Officer
Alexis Lê-Quôc	President, Chief Technology Officer and Co-Founder
Adam Blitzer	Chief Operating Officer
Yanbing Li	Chief Product Officer
Business Highlights
Our Business
Datadog is the observability and security platform for cloud applications.

Our SaaS platform integrates and automates infrastructure monitoring, application performance monitoring, log management, user experience monitoring, cloud security and many other capabilities to provide unified, real-time observability and security for our customers’ entire technology stack. Datadog is used by organizations of all sizes and across a wide range of industries to enable digital transformation and cloud migration, drive collaboration among development, operations, security and business teams, accelerate time to market for applications, reduce time to problem resolution, secure applications and infrastructure, understand user behavior and track key business metrics.

Many of our products are fully capable stand-alone so clients can choose to use different capabilities incrementally or deploy many at once. When deployed together, our products automatically enable cross-correlation, which in turn allows customers to gain greater levels of visibility across their infrastructure and applications to more rapidly troubleshoot problems.

Our platform is supported by more than 850 integrations to seamlessly aggregate metrics and events across all of the systems and services that power digital businesses. Our easy-to-use platform is deployed through a self-service installation process. Users can derive value from our platform within minutes without any specialized training or heavy implementation or customization. Customers can easily expand their usage of our platform on a self-serve basis, adding hosts or volumes of data monitored. Our platform is massively scalable, currently monitoring trillions of events per hour and millions of servers and containers.

Fiscal Year 2024 Financial and Business Highlights
•Revenue was $2.68 billion, an increase of 26% year-over-year.
•GAAP operating income was $54 million; GAAP operating margin was 2%.
•Non-GAAP operating income was $674 million; non-GAAP operating margin was 25%.
•GAAP net income per diluted share was $0.52; non-GAAP net income per diluted share was $1.82.
•As of December 31, 2024, we had 462 customers with annual recurring revenue (“ARR”) of $1 million or more, an increase of 17% year-over-year, and about 3,610 customers with ARR of $100,000 or more, an increase of 13% year-over-year.
•We broadened our platform offerings in 2024, including Event Management to aggregate and consolidate alerts to accelerate remediation, and LLM Observability to help customers investigate how they can safely deploy and manage their models in production.
To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP operating margin, and non-GAAP net income per diluted share. For a full reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP please see Appendix A to this proxy statement, and for information on how we calculate ARR, please see our Annual Report on Form 10-K filed on February 20, 2025.

2024 Advisory Vote on Executive Compensation
At last year’s annual meeting of stockholders, approximately 95% of the votes cast approved the “say-on-pay” proposal regarding the compensation awarded to our named executive officers. We take the views of our stockholders seriously and view this result as an indication that the principles of our executive compensation program are supported by our stockholders. We have adopted a policy pursuant to which we plan to hold a say-on-pay vote on an annual basis. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2027.
Executive Summary
We endeavor to maintain sound governance standards consistent with our executive compensation practices. The compensation committee reviews our executive compensation program on an annual basis for consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related practices that were in effect during 2024:

What we do	What we don’t do
•Our compensation committee consists solely of independent members of our board of directors.
•Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.
•Each year, we assess our executive compensation against a reasonable set of industry competitors generally of a similar size and market capitalization.
•We conduct an annual compensation risk assessment to determine if our executive compensation program presents any risks that are reasonably likely to have a material adverse effect on the company.
•A significant portion of our named executive officers’ compensation is variable, “at-risk” and tied directly to our measurable performance.
•Our annual performance-based bonus opportunities and a portion of our long-term equity incentive opportunities are dependent upon our achievement of annual corporate objectives established each year.
•Our annual performance-based bonus opportunities and performance-based long-term equity incentive opportunities are subject to payout caps in the event of significant over achievement of applicable annual performance targets.
•Equity awards with multi-year vesting periods are an integral part of our executive compensation program, and comprise the primary at-risk portion of our named executive officer compensation package.
•Incentive compensation received by our named executive officers is subject to recoupment under our clawback policy if there is an accounting restatement.

•We do not provide guaranteed annual bonuses or equity award rights for our executive officers.
•We prohibit hedging and pledging of Datadog stock.
•We do not provide excessive severance payments.
•We do not provide single-trigger vesting acceleration of outstanding equity awards upon a change in control of the company.
•We do not provide our executive officers with any excise tax gross-ups.

Objectives, Philosophy and Elements of Executive Compensation
Our executive compensation program aims to achieve the following main objectives:
•attract, retain and reward highly-qualified executives who have the skills and leadership necessary to grow our business;
•provide incentives that motivate and reward our executives for achievement of our key performance goals; and
•align our executives’ interests with those of our stockholders by linking their long-term incentive compensation opportunities to our annual performance and stockholder value creation and their cash incentives to our annual performance.
Our executive compensation program generally consists of the following three principal elements: base salary, a performance-based cash bonus opportunity and long-term equity incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under Datadog’s 401(k) plan and participation in employee health and welfare benefit plans. The following chart summarizes the three main elements of our executive compensation program, their objectives and key features.

Element	Objectives	Key Features
Base Salary (fixed cash)	•Provides stable income for performing job responsibilities. •Attracts highly-qualified executives.
•Generally reviewed annually and determined by the compensation committee based on a number of factors (including company and individual performance) and by reference, in part, to market data obtained from our compensation committee’s independent compensation consultant.

Performance-Based Cash Bonus (at-risk cash)
•Motivates and rewards for contributing to our key business objectives.
•Balances achievement of top-line and bottom-line performance metrics, specifically, net new ARR and non-GAAP operating income, to provide incentives that drive efficient, long-term growth.
•Aligns management and stockholder interests by linking pay to performance.

•Target bonus opportunities generally reviewed annually.
•Individual awards are determined by the compensation committee based upon a number of factors (including company and individual performance, positions that have similar impact on the organization and competitive bonus opportunities in our market) and by reference, in part, to market data obtained from our compensation committee’s independent compensation consultant.
•Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our long-term strategic plan, generally determined by the compensation committee and communicated at the beginning of the year.
•Bonus payouts for our named executive officers are subject to a cap of 200% of the annual target bonus opportunity that may only be achieved in the event of significant out-performance relative to our target performance goals each year. We believe this cap manages potential incentive compensation costs and avoids incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers.

Element	Objectives	Key Features

Long-Term Equity Incentive (at-risk equity)
•Motivates and rewards for long-term company performance as well as key business objectives.
•Aligns management and stockholder interests by linking pay to performance.
•Attracts highly-qualified executives and encourages their continued employment over the long-term.

•Equity opportunities are reviewed annually and are generally granted during the first half of the year.
•Individual awards are determined by the compensation committee based on a number of factors (including company and individual performance) and by reference, in part, to market data obtained from our compensation committee’s independent compensation consultant.
•A significant portion of long-term equity incentive compensation for our named executive officers is granted in the form of performance-based restricted stock units (“PSUs”). These awards may be earned contingent upon achievement of specific corporate performance objectives. We believe this further aligns the interests of our named executive officers with our stockholders in driving long-term company performance and growth in value.
•The number of PSUs that may be earned is subject to a cap of 200% of the target number of PSUs. We believe this cap manages potential incentive compensation costs and avoids incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers

We focus on providing a competitive compensation package to our named executive officers that provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the compensation committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards in order to align their incentives with the interests of our stockholders and achievement of our corporate goals.
How We Determine Executive Compensation
Role of our Compensation Committee, Management and the Board
The compensation committee is appointed by our board of directors and helps our board of directors oversee our compensation policies, plans and programs with the goal of attracting, incentivizing, retaining and rewarding top-quality executive management and employees. The compensation committee is responsible for reviewing and determining all compensation paid to our executive officers, including our named executive officers, and also reviews our compensation practices and policies as they relate to risk management and risk-taking incentives. Our compensation committee consists solely of independent members of the board.
The compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal elements of compensation (base salary, a performance-based cash bonus opportunity and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate authority to approve executive officer compensation. The Company does not currently grant stock options, stock appreciation rights or similar instruments with option-like features, and the compensation committee does not maintain a formal policy regarding the timing of the grant of equity awards to our executive officers.
In fulfilling its responsibilities, the compensation committee considers input from an independent compensation consultant and, as appropriate, management. The Chief Executive Officer evaluates and provides to the compensation committee performance assessments and compensation recommendations. While the Chief Executive Officer discusses his recommendations with the compensation committee, he does not participate in the deliberations concerning, or the determination of, his own performance and compensation. The compensation committee discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of his own compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the compensation committee meetings.
Role of Compensation Consultant
The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee retained Compensia as its independent compensation consultant for 2024. Compensia’s engagement included:
•compiling a group of peer companies to use as a reference in evaluating current executive pay practices and considering different compensation programs to aid making executive compensation decisions for 2024;
•conducting market research and analysis to assist the compensation committee in developing executive compensation levels, including appropriate salaries and the size and structures of target cash bonus opportunities and equity awards for our executive officers, including the named executive officers;
•periodically reviewing and advising on compensation trends and regulatory developments;
•reviewing market and peer group equity usage metrics to assist with understanding of Datadog’s equity budget relative to market;
•conducting an annual compensation risk assessment; and
•periodically conducting a review of our non-employee director compensation policies and practices.
The compensation committee has evaluated whether the work of Compensia as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with applicable SEC rules and Nasdaq listing standards. Based on its analysis, the compensation committee determined that the work of Compensia and the individual compensation advisors employed by Compensia did not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.
Use of Competitive Market Compensation Data
The compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee directed its independent compensation consultant to review and update the list of the publicly-traded companies to be used as a peer group in connection with assessing our compensation practices relative to the competitive market.
The independent compensation consultant proposed, and the compensation committee approved, an updated group of public companies that were reasonably comparable to Datadog in terms of industry and financial characteristics to provide management and the compensation committee with relevant compensation information to support compensation decision-making. The compensation peer group was intended to reflect companies with executive positions of similar scope and complexity to Datadog. In determining the peer group, the independent compensation consultant considered whether a company was (i) U.S.-headquartered; (ii) a software / services company focused on SaaS and enterprise; (iii) generally within a range of 0.5x to 2.5x Datadog’s revenue; and (iv) generally within a range of 0.3x to 3.0x Datadog’s market capitalization.
The independent compensation consultant also considered several secondary factors, including whether a potential peer company had strong revenue growth, completed an initial public offering around the time of our initial public offering, competes with us for executive talent, and had a comparable headcount. The peer group with respect to 2024 was as follows:

Atlassian	HubSpot	The Trade Desk
Cloudflare	MongoDB	Twilio
CrowdStrike Holdings	Okta	Unity Software
DocuSign	Palantir Technologies	Veeva Systems
Dynatrace	Snowflake	Zoom Video Communications
Fortinet	Splunk	Zscaler
The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. For 2024 compensation benchmarking, Elastic N.V. was removed because it was significantly below the market capitalization range in the selection criteria above and Paycom Software was removed because of a combination of secondary factors. Dynatrace, Splunk and Zoom Video Communications were added based on a review of comparability across the range of selection criteria referenced above.
Using data compiled from the peer companies, the independent compensation consultant completed an assessment of our executive compensation to inform the compensation committee’s determinations regarding executive compensation for 2024. The independent compensation consultant prepared, and the compensation committee reviewed, a range of competitive market data reference points with respect to base salary, performance bonuses, total target cash compensation (base salary and the annual target performance bonus), equity compensation grant value, and target total direct compensation (total target cash compensation and equity compensation grant value) with respect to each of the named executive officers. The compensation committee did not target pay to fall at any particular percentile of the market data, but rather reviewed these market data reference points as a helpful reference point in making 2024 compensation decisions. Market data is only one of the factors that the compensation committee considers in making compensation decisions. The compensation committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
The compensation committee sets the compensation of our named executive officers at levels determined to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or using compensation benchmarks; the compensation committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the factors listed below.
•Company and individual performance
•Existing business needs and criticality for future business needs and performance
•Scope of job function and skill set
•Relative pay among our executive officers
•Need to attract new talent and retain existing talent in a highly competitive industry
•Value of existing equity holdings, including the potential value of unvested equity awards
•Range of competitive market data reference points, as described above under “Use of Competitive Market Compensation Data”
•Recommendations from the independent compensation consultant and the CEO (other than for his own compensation)

2024 Executive Compensation Elements
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals. In February 2024, the compensation committee reviewed the base salaries of our executive officers, taking into consideration the competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer, as well as the other factors described in “Factors Used in Determining Executive Compensation” above. Following this review, the compensation committee approved base salary increases for our executive officers, effective March 1, 2024, to bring their base salaries to a level more aligned to the range of those of similarly-situated executives at the companies in our peer group. The annual base salaries approved for our named executive officers were as follows:

Named Executive Officer	Base Salary
Olivier Pomel	$425,000, increased from $400,000
David Obstler	$425,000, increased from $400,000
Alexis Lê-Quôc	$425,000, increased from $400,000
Adam Blitzer(1)	$425,000
Yanbing Li(2)	$425,000
(1)Mr. Blitzer was not a named executive officer in 2023 or 2022.
(2)Dr. Li joined the company as Chief Product Officer in August 2024.

Dr. Li joined the company in August 2024. The compensation committee set Dr. Li’s annual base salary at $425,000, effective upon her employment start date with her salary earned to be pro-rated for her period of actual employment in 2024. Similar to its annual review of base salaries, the compensation committee considered a competitive market analysis, as well as the other factors described in the section above, in setting Dr. Li’s annual base salary.

Annual Performance-Based Cash Bonus
Our annual performance-based cash bonus awards provide incentive compensation that is specifically designed to motivate our executive officers to achieve pre-established, company-wide priorities set by the compensation committee and to reward them for results and achievements in a given year. The annual target bonus opportunities for our named executive officers are determined by the compensation committee and expressed as a percentage of each individual’s annual base salary, as adjusted by the compensation committee pursuant to its review described above. Following a review of the factors described in “Factors Used in Determining Executive Compensation” above, the compensation committee approved an increase in the target bonus opportunity for each of our named executive officers at that time to bring their annual target bonus opportunity to a level more aligned to the range of those of similarly-situated executives at the companies in our compensation peer group. Bonus payouts were capped at 200% of the 2024 annual target bonus opportunities for all named executive officers. We believe the cap manages potential incentive compensation costs and avoids incentivizing undue risk in our executive compensation program, while still maintaining appropriate and rigorous incentives for our named executive officers. The annual target bonus opportunities approved for our named executive officers for 2024 were as follows:

Named Executive Officer	As a % of Base Salary	Target Bonus Opportunity
Olivier Pomel	94%	$400,000
David Obstler	94%	$400,000
Alexis Lê-Quôc	94%	$400,000
Adam Blitzer(1)	94%	$400,000
Yanbing Li(2)	94%	$162,842
(1)Mr. Blitzer was not a named executive officer in 2023 or 2022.
(2)Dr. Li joined the company as Chief Product Officer in August 2024. The amount above reflects a pro-rated target bonus opportunity based on her period of actual employment in 2024.

Dr. Li joined the company in August 2024. The compensation committee set Dr. Li’s annual target bonus opportunity at $162,842, which amount is pro-rated for her period of actual employment in 2024. Similar to its annual review of our named executive officers’ performance-based cash bonus opportunities, the compensation committee considered a competitive market analysis, the estimated value of compensation that Dr. Li would forfeit if she joined the company, as well as the other factors described in the section above, in setting Dr. Li’s annual target bonus opportunity.

Executive Bonus Goal Setting

The compensation committee approved the performance metrics for 2024 performance-based cash bonus awards in February 2024. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our board of directors and finalized in the first quarter of 2024. The compensation committee determined that the performance goals for our named executive officers for 2024 would be based on the attainment of net new ARR, with certain decelerators applied for all named executive officers if our non-GAAP operating income fell below a target level. Net new ARR is calculated as the difference between the annual run-rate revenue, or ARR, as of December 31, 2024 and ARR as of December 31, 2023.

The compensation committee intended the performance goals for our named executive officers to be challenging to attain based on analysis of external market factors and internal forecasts. The performance target for net new ARR for these named executive officers was 100% of our 2024 operating plan. These named executive officers would only earn a bonus if our net new ARR attainment was at least 50% of the net new ARR performance target. When the net new ARR attainment exceeded the performance target (which would, in the compensation committee’s view, require extraordinary efforts), accelerators were triggered in order to reward higher than targeted performance. Such bonus payout amount was subject to a cap of 200% of the 2024 annual target bonus opportunities for all named executive officers. In addition the bonus payout was subject to a target level of non-GAAP operating income with decelerators applied if non-GAAP operating income falls below such target amount.

Actual bonuses earned for 2024 are included in the “Non-Equity Incentive Plan Compensation” column of the “2024 Summary Compensation Table” and are further discussed below.

Fiscal 2024 Bonus Payouts

In February 2025, the compensation committee determined the achievement level of the net new ARR target for 2024 was approximately 93% and the non-GAAP operating income target level had been achieved, resulting in a bonus payout of approximately 93% of the named executive officers’ annual target bonus opportunities.

Named Executive Officer	Annual Target Bonus Opportunity	Actual Bonus Earned	Actual Bonus Earned (as a % of Target)
Olivier Pomel	$400,000	$371,295	93%
David Obstler	$400,000	$371,295	93%
Alexis Lê-Quôc	$400,000	$371,295	93%
Adam Blitzer	$400,000	$371,295	93%
Yanbing Li(1)	$162,842	$151,156	93%
(1)     Dr. Li joined the company as Chief Product Officer in August 2024. The amount above reflects a pro-rated target bonus opportunity based on her period of actual employment in 2024.

The amount of the bonus earned with respect to 2024 for each named executive officer was determined in strict accordance with the terms of the applicable annual bonus program based on performance, with no exercise of upward discretion by the compensation committee and no supplemental bonus paid to any named executive officer.

Equity Awards
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in an increasingly competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to our Chief Executive Officer and our other executive officers by the compensation committee. As with other elements of compensation, the compensation committee determines the amount of the long-term incentive compensation opportunities for our executive officers as part of its annual compensation review and after taking into consideration the individual officer’s responsibilities and performance, existing equity retention profiles, our total annual projected equity budget and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to executive officers other than the Chief Executive Officer, the compensation committee also takes into account the recommendations of the Chief Executive Officer with respect to appropriate grants as well as performance and impact, scope of role, retention goals and other circumstances. The amounts of the equity awards are intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the compensation committee believes are reasonable and appropriate taking into consideration the factors described herein.
The target value of long-term equity incentive compensation was weighted 50% in the form of PSUs and 50% in the form of restricted stock unit (“RSU”) awards. Such awards are settled for shares of our Class A common stock upon satisfaction of service-based vesting conditions and in the case of PSUs, the applicable performance-based vesting conditions. Because these equity awards are subject to a multi-year vesting requirement, they serve our retention objectives since our executive officers generally must remain continuously employed by us through the applicable vesting dates to fully earn these awards. In addition, since the value of these awards fluctuates with any changes in the value of the underlying shares, they serve as an incentive that aligns the interests of our executive officers with the long-term interests of our stockholders. In particular, the PSUs are specifically designed to motivate our executive officers to achieve pre-established, company-wide performance targets set by the compensation committee and to reward them for the results and achievements in a given year. We believe this further aligns interests with our stockholders in driving long-term company performance and growth in value. Together, RSUs and PSUs are important tools to motivate and retain our named executive officers, since the value of the awards is delivered to our executive officers over four-year periods, subject to their continued service.

2024 Equity Awards
Our named executive officers received RSU and PSU allocations based on the compensation committee’s review of the competitive market data for their respective positions, the size and vesting schedule of the equity awards previously granted to them, each executive officer’s overall responsibility for our performance and success as well as the factors described in “Factors Used in Determining Executive Compensation” above.

In addition, the compensation committee approved an equity award for Dr. Li in September 2024 in connection with her hire. The compensation committee believed it was important for a significant portion of Dr. Li’s compensation to be at risk and immediately align her interests with our stockholders. Dr. Li’s equity award has a similar design to the equity awards granted to the other NEOs as set forth above with such equity award weighted 50% in the form of PSUs and 50% in the form of RSUs.

The target value of Dr. Li’s equity awards was based on arm's-length negotiations at the time of her hire. The compensation committee, in consultation with its independent compensation consultant, determined the target grant date value for the equity award to induce Dr. Li to join the company. In making this determination, the compensation committee considered competitive market data and peer compensation paid to similarly situated executives at her level and caliber, her extensive professional experience, expected contributions to the company, and the estimated value of compensation that Dr. Li would forfeit if she joined the company.

The following table sets forth the equity awards granted to our named executive officers:

Named Executive Officer	Time-Based RSUs (#)(1)	Target PSUs (#)(1)	Total Fair Value at Grant Date(2)(3)
Olivier Pomel	80,775	80,775	$19,049,976
David Obstler	60,582	60,582	$14,743,236
Alexis Lê-Quôc	68,659	68,659	$16,192,539
Adam Blitzer	52,504	52,504	$12,777,373
Yanbing Li	89,127	89,127	$20,356,607
(1)The RSUs are subject to service based vesting conditions and the PSUs are subject to performance and service based vesting conditions. The shares underlying the RSUs and earned PSUs for the named executive officers other than Dr. Li vest as to one-quarter of the shares on March 1, 2025 and the remainder of the shares vest in 12 equal installments on each June 1, September 1, December 1 and March 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date. The shares underlying the RSUs and earned PSUs for Dr. Li vest as to one-quarter of the shares on September 1, 2025 and the remainder of the shares vest in 12 equal installments on each December 1, March 1, June 1, and September 1 thereafter, subject to Dr. Li remaining in continuous service with us through each such vesting date.
(2)The RSUs were granted to Mr. Obstler and Mr. Blitzer on May 29, 2024, to Mr. Pomel and Mr. Lê-Quôc on July 29, 2024 and to Dr. Li on September 27, 2024.

(3)Amounts reported represent the aggregate grant date fair value of RSUs and PSUs (with respect to the PSU awards, assuming target performance is achieved) granted to our executive officers under our 2019 Equity Incentive Plan (the “2019 Plan”), computed in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718 (“ASC Topic 718”), excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value reported in this column are set forth in the notes to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the executive officer.

PSU Award Design

The compensation committee approved the terms of the PSUs including the performance metrics in February 2024. The PSUs are earned based on a one-year performance period, with the earned shares subject to the satisfaction of a four-year service based vesting condition from the date of grant. The targets against which performance was measured were generated through our annual budget and strategic planning process, which was reviewed with our board of directors and finalized in the first quarter of 2024. For 2024, the compensation committee determined that the performance goals for our named executive officers would be based on the growth of annual revenue subject to the achievement of a target amount of non-GAAP operating income.

Our named executive officers would only earn the PSUs subject to their PSU award if our 2024 revenue was at least 88% of the pre-established performance target and the target amount of non-GAAP operating income was achieved. If our annual revenue exceeded the performance target (which would, in the compensation committee’s view, require extraordinary efforts), accelerators would be triggered in order to reward the higher than targeted performance.

The compensation committee intended the performance goals for our named executives officers to be challenging to attain based on analysis of external market factors and internal forecasts. For example, our fiscal 2024 revenue target reflected a revenue growth rate of 26% year-over-year. In addition, the number of PSUs that could be earned was subject to a cap of 200% of the target number of PSUs. We believe the cap manages potential incentive compensation costs and avoids incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers.

For the year ended December 31, 2024, our annual revenue was $2.68 billion, an increase of 26% year-over-year. Based on our actual performance, the compensation committee determined that the non-GAAP operating income target was met and the revenue performance target was achieved at 100.5% of target, and as a result 115% of each named executive officer’s target PSU award was earned.

	Target	Actual	Achievement	Achievement	PSUs Earned
	(in thousands)		(as a % of Target)	(as a % of fiscal 2024 Revenue)	(as a % of Target)
Revenue	$2,672,000	$2,684,275	100.5%	126%	115%

The following table sets forth the PSU awards earned by our named executive officers upon certification of the performance level achievement by the compensation committee on February 25, 2025. The number of PSUs earned was determined in strict accordance with the terms of PSU award based on performance, with no exercise of discretion by the compensation committee.

Named Executive Officer	PSUs Earned (#)(1)
Olivier Pomel	93,145
David Obstler	69,859
Alexis Lê-Quôc	79,173
Adam Blitzer	60,544
Yanbing Li	102,776
(1)Such earned PSUs for the named executive officers other than Dr. Li will vest as to 25% of the shares on March 1, 2025 and the remaining shares vest in 12 equal installments on each June 1, September 1, December 1 and March 1 thereafter, subject in each case to the named executive officer remaining in continuous service (as defined in the 2019 Equity Incentive Plan) of the company as of each such date The earned PSUs for Dr. Li will vest as to one-quarter of the shares on September 1, 2025 and the remainder of the shares vest in 12 equal installments on each December 1, March 1, June 1, and September 1 thereafter, subject to Dr. Li remaining in continuous service with us through each such vesting date.

Other Features of Our Executive Compensation Program

Severance and Change in Control Benefits
We have entered into an executive severance agreement with each of our named executive officers. The agreements provide that upon a termination of employment by us without “cause” or by the executive due to “good reason” (each as defined in the agreement), the executive will receive a lump sum payment equal to the sum of six months of base salary and 50% of the executive’s annual target bonus opportunity, as well as continued payment of premiums pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for six months (or, if earlier, until the date that the executive is eligible for substantially equivalent coverage under a subsequent employer’s plan). If such termination of employment occurs within three months prior to, or 12 months following, a “change in control” (as defined in the agreement) of the company, the executive will instead receive a lump sum payment equal to the sum of 12 months of base salary and 100% of the executive’s annual target bonus opportunity, as well as continued payment of COBRA premiums for 12 months (or, if earlier, when the executive is eligible for substantially equivalent coverage under a subsequent employer’s plan), and will also receive 100% vesting of outstanding and unvested equity awards, excluding awards that vest based upon the satisfaction of performance criteria. The terms of the applicable award agreement govern the treatment of performance-based equity awards upon a change in control of the company. Such agreement provides that upon a change in control PSUs that have been earned based upon the achievement of performance targets and certification by the compensation committee but remain subject to time-based vesting will be subject to the change in control provisions of the executive severance agreement. As a condition to receiving the severance benefits above, the named executive officer must sign a release of claims in a form prescribed by us within a specified time period and such release has become effective.

Mr. Obstler’s executive severance agreement will apply only to the extent more favorable than the terms of his offer letter. Under Mr. Obstler’s offer letter, if he resigns for good reason or we terminate his employment other than for death, “cause” or “permanent disability” (each as defined in his offer letter), then Mr. Obstler will be eligible to receive the following severance benefits (less applicable tax withholdings): (1) six months of base salary paid in accordance with our regular payroll practices; (2) a prorated target bonus for the greater of the portion of the applicable calendar year during which he was employed or six months, payable pro rata over the six-month severance period; and (3) payment on his behalf of the premiums for him and his eligible dependents to continue coverage under our group health plan pursuant to COBRA for a period of up to six months following the date his employment terminates. As a condition to receiving the severance benefits above, Mr. Obstler must sign and not revoke a general release agreement in a form reasonably acceptable to us within the time period set forth in his offer letter.
Other Benefits
We do not generally provide perquisites or personal benefits to our named executive officers. Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. As with all other employees, we pay the premiums for basic life, accidental death and dismemberment and disability insurance for our named executive officers.
We maintain a defined contribution retirement plan that provides eligible employees, including each of our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). We match contributions to the plan by our employees, including our executive officers, up to a maximum of $2,000. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully-vested in their contributions and fully-vested in the company’s matching contribution after one year of service. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Clawback
Our Incentive Compensation Recoupment Policy, or clawback policy, is consistent with the rules adopted by the SEC and the listing standards established by Nasdaq. Under our clawback policy, if we are required to prepare an accounting restatement, we must reasonably promptly recoup from any current or former covered executive officer, including our named executive officers, the amount of incentive-based compensation received by such covered executive officer in excess of the amount of incentive based compensation that would have been received had such amount been determined based on the accounting restatement. Incentive-based compensation that was erroneously received during the three fiscal years preceding the date on which an accounting restatement was deemed required is subject to potential clawback.
Policy Prohibiting Hedging and Pledging
Our insider trading policy prohibits all directors, officers, other employees and designated consultants from purchasing our stock on margin or holding our stock in a margin account, pledging our stock as collateral or engaging in hedging, derivative or similar transactions with respect to our stock, such as prepaid variable forwards, equity swaps, collars, exchange funds, puts, calls and short sales.
Executive Compensation Tables
Summary Compensation Table
The following table shows, for the fiscal years ended 2024, 2023 and 2022, as applicable, compensation awarded to or paid to, or earned by, our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Olivier Pomel	2024	$420,833	$19,049,976	$371,295	$450		$19,842,554
Chief Executive Officer and Co-Founder	2023	400,000	10,908,938	335,546	450		11,644,934
	2022	395,833	10,248,721	306,873	297,815	(4)	11,249,243

David Obstler	2024	420,833	14,743,236	371,295	5,743		15,541,107
Chief Financial Officer	2023	400,000	8,181,672	335,546	1,980		8,919,198
	2022	395,833	11,102,882	306,873	1,980		11,807,568

Alexis Lê-Quôc	2024	420,833	16,192,539	371,295	2,690		16,987,357
President, Chief Technology Officer and Co-Founder	2023	400,000	10,908,938	335,546	2,450		11,646,934
	2022	395,833	8,540,641	306,873	299,815	(4)	9,543,163

Adam Blitzer(5)	2024	420,834	12,777,373	371,295	2,300		13,571,802
Chief Operating Officer

Yanbing Li(6)	2024	173,864	20,356,607	151,156	316,967	(7)	20,998,594
Chief Product Officer
(1)Amounts reported represent the aggregate grant date fair value of PSUs, assuming target performance, and RSUs granted to our named executive officers under the 2019 Plan computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For accounting purposes, the grant date fair value of PSUs was calculated based on the probable outcome of the performance metric for fiscal 2024 as of the grant date. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the executive officer. The value of the PSUs granted in 2024, assuming that the highest tier of achievement of the company’s performance goals under the terms of the PSU awards is achieved or exceeded, is as follows for each of the named executive officers: Mr. Pomel, $19,049,976; Mr. Obstler, $14,743,236; Mr. Lê-Quôc, $16,192,539; Mr. Blitzer, $12,777,373; and Dr. Li, $20,356,607.
(2)Amounts shown represent the executive officers’ total bonuses earned for each of the years presented, as applicable, based on the achievement of company performance goals as determined by the compensation committee.
(3)Amounts shown include life insurance premiums paid by us on behalf of the named executive officer and for certain named executive officers, matching contributions under our 401(k) Plan in the amount of $2,000.
(4)Amounts shown include a one-time payment of filing fees and related legal fees of $297,366 on behalf of each of Mr. Pomel and Mr. Lê-Quôc in 2022, in order for these named executive officers to maintain their stock ownership in the Company in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976. These one-time payments were not grossed up for taxes.
(5)Mr. Blitzer was not among the Company’s named executive officers in 2023 or 2022.
(6)Dr. Li joined the company as Chief Product Officer in August 2024.
(7)Amounts shown include $200,000 in payments to assist with the expenses related to relocation and a tax gross-up for such payment in the amount of $116,967.

Grants of Plan-Based Awards
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended December 31, 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Olivier Pomel	—	$50,000	$400,000	$800,000	—	—	—	—		$—
	7/29/2024	—	—	—	20,194	80,775	161,550	—	(4)	9,524,988
	7/29/2024	—	—	—	—	—	—	80,775	(4)	9,524,988
David Obstler	—	50,000	400,000	800,000	—	—	—	—		—
	5/29/2024	—	—	—	15,146	60,582	121,164	—	(4)	7,371,618
	5/29/2024	—	—	—	—	—	—	60,582	(4)	7,371,618
Alexis Lê-Quôc	—	50,000	400,000	800,000	—	—	—	—		—
	7/29/2024	—	—	—	17,165	68,659	137,318	—	(4)	8,096,269
	7/29/2024	—	—	—	—	—	—	68,659	(4)	8,096,269
Adam Blitzer	—	50,000	400,000	800,000	—	—	—	—		—
	5/29/2024	—	—	—	13,126	52,504	105,008	—	(4)	6,388,687
	5/29/2024	—	—	—	—	—	—	52,504	(4)	6,388,687
Yanbing Li	—	20,355	162,842	325,683	—	—	—	—		—
	9/27/2024	—	—	—	22,282	89,127	178,254	—	(4)	10,178,303
	9/27/2024	—	—	—	—	—	—	89,127	(4)	10,178,303
(1)Represents the cash bonus amounts each named executive officer is eligible to receive under our non-equity incentive plan based on the company’s attainment of a specified amount of net new ARR and non-GAAP operating income. The amounts shown in the “Threshold” column represent a bonus payout if our net new ARR attainment is at least 50% of the net new ARR performance target provided the minimum non-GAAP operating income performance metric is met. If net new ARR attainment is below 50% of the target or the minimum non-GAAP operating income performance metric is not met, no cash bonus will be paid. The amounts shown in the “Max” column represent the maximum bonus payout if the highest tier of net new ARR performance and non-GAAP operating income under the bonus plan is achieved or exceeded, and reflects a cap equal to 200% of the amounts shown under the Target column. Such amounts do not represent actual compensation earned by our named executive officers for the year ended December 31, 2024. The dollar value of the actual payments for these awards is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.
(2)Represents the number of Class A common shares subject to PSUs granted to our named executive officers, which are earned based on the Company’s achievement of a specified amount of revenue and non-GAAP operating income. The amounts shown in the “Threshold” column represent the number of PSUs earned if the minimum revenue performance metric is achieved provided the target non-GAAP operating income performance is met, and reflects 25% of the amounts shown under the Target column. The amounts shown in the “Max” column represent the maximum number of PSUs earned if the highest tier of revenue performance under the terms of the PSU awards is achieved or exceeded provided the target non-GAAP operating income performance metric is met, and reflects a cap of 200% of the amounts shown under the Target column. In February 2025, the compensation committee certified the actual number of PSU awards earned by our named executive officers.
(3)Amounts reported represent the aggregate grant date fair value of RSUs and target PSUs granted to our executive officers under our 2019 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For accounting purposes, the grant date fair value of PSUs was calculated based on the probable outcome of the performance metric for fiscal 2024 as of the grant date. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the executive officer.
(4)The shares underlying the RSUs and earned PSUs vest as to one-quarter of the shares on March 1, 2025 and the remainder of the shares in 12 equal quarterly installment on each June 1, September 1, December 1 and March 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.

.

Outstanding Equity Awards at December 31, 2024
The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2024.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares of Units of Stock that have not Vested ($)(2)
Olivier Pomel	10/27/2015	901,440	—	0.31	10/26/2025	—		—
	10/25/2017	1,296,000	—	0.91	10/24/2027	—		—
	07/19/2019	1,500,000	—	10.74	07/18/2029	—		—
	04/08/2021	—	—	—	—	6,994	(3)	999,373
	04/27/2022	—	—	—	—	16,028	(4)	2,290,241
	04/27/2022	—	—	—	—	13,298	(5)	1,900,151
	04/25/2023	—	—	—	—	45,140	(6)	6,450,055
	04/25/2023	—	—	—	—	48,942	(7)	6,993,322
	07/29/2024	—	—	—	—	93,145	(8)	13,309,489
	07/29/2024	—	—	—	—	80,775	(9)	11,541,940
David Obstler	09/06/2018	107,500	—	1.55	09/05/2028	—		—
	04/08/2021	—	—	—	—	4,996	(3)	713,878
	04/27/2022	—	—	—	—	17,360	(4)	2,480,570
	04/27/2022	—	—	—	—	14,405	(5)	2,058,330
	04/25/2023	—	—	—	—	33,855	(6)	4,837,541
	04/25/2023	—	—	—	—	36,708	(7)	5,245,206
	05/29/2024	—	—	—	—	69,859	(8)	9,982,153
	05/29/2024	—	—	—	—	60,582	(9)	8,656,562
Alexis Lê-Quôc	10/27/2015	901,440	—	0.31	10/26/2025	—		—
	10/25/2017	540,000	—	0.91	10/24/2027	—		—
	07/19/2019	637,500	—	10.74	07/18/2029	—		—
	04/08/2021	—	—	—	—	4,996	(3)	713,878
	04/27/2022	—	—	—	—	13,355	(4)	1,908,296
	04/27/2022	—	—	—	—	11,080	(5)	1,583,221
	04/25/2023	—	—	—	—	45,140	(6)	6,450,055
	04/25/2023	—	—	—	—	48,942	(7)	6,993,322
	07/29/2024	—	—	—	—	79,173	(8)	11,313,030
	07/29/2024	—	—	—	—	68,659	(9)	9,810,685
Adam Blitzer	06/22/2021	—	—	—	—	27,564	(10)	3,938,620
	04/27/2022	—	—	—	—	8,015	(4)	1,145,263
	04/27/2022	—	—	—	—	6,650	(5)	950,219
	04/25/2023	—	—	—	—	28,213	(6)	4,031,356
	04/25/2023	—	—	—	—	30,591	(7)	4,371,148
	05/29/2024	—	—	—	—	60,544	(8)	8,651,132
	05/29/2024	—	—	—	—	52,504	(9)	7,502,297
Yanbing Li	09/27/2024	—	—	—	—	102,776	(11)	14,685,663
	09/27/2024	—	—	—	—	89,127	(12)	12,735,357
(1)All options granted prior to our initial public offering were granted pursuant to the 2012 Plan and are for shares of Class B common stock. All RSUs and PSUs were granted under the 2019 Plan and are for shares of Class A common stock.
(2)Market value is calculated based on the closing price of our Class A common stock on December 31, 2024, which was $142.89, as reported on Nasdaq.

(3)The shares underlying the RSUs vest in 12 equal quarterly installments beginning on June 1, 2022 and on each September 1, December 1 and March 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.
(4)The amounts reported reflect PSUs that were earned in a prior period but remain subject to service based vesting conditions. Such PSUs vest as to 25% of the shares on March 1, 2023 and the remainder of the shares vest in 12 equal installments on each June 1, September 1, December 1 and March 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.
(5)The shares underlying the RSUs vest as to 25% of the shares on March 1, 2023 and the remainder of the shares vest in 12 equal installments on each June 1, September 1, December 1 and March 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.
(6)The amounts reported reflect PSUs that were earned in a prior period but remain subject to service based vesting conditions. The earned PSUs remain subject to service based vesting conditions and vest as to 25% of the shares on March 1, 2024 and the remainder of the shares vest in 12 equal installments on each June 1, September 1, December 1 and March 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.
(7)The shares underlying the RSUs vest as to 25% of the shares on March 1, 2024 and the remainder of the shares vest in 12 equal installments on each June 1, September 1, December 1 and March 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.
(8)The amounts reported reflect PSUs that were earned as a result of achievement of performance criteria in 2024 and certification by the compensation committee on February 25, 2025. The earned PSUs remain subject to service based vesting conditions and vest as to 25% of the shares on March 1, 2025 and the remainder of the shares vest in 12 equal installments on each June 1, September 1, December 1 and March 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.
(9)The shares underlying the RSUs vest as to 25% of the shares on March 1, 2025 and the remainder of the shares vest in 12 equal installments on each June 1, September 1, December 1 and March 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.
(10)The shares underlying the RSUs vest as to 25% of the shares on June 1, 2022 and the remainder of the shares vest in 12 equal installments on each September 1, December 1, March 1 and June 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.
(11)The amounts reported reflect PSUs that were earned as a result of achievement of performance criteria in 2024 and certification by the compensation committee on February 25, 2025. The earned PSUs remain subject to service based vesting conditions and vest as to 25% of the shares on September 1, 2025 and the remainder of the shares vest in 12 equal installments on each December 1, March 1, June 1 and September 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.
(12)The shares underlying the RSUs vest as to 25% of the shares on September 1, 2025 and the remainder of the shares vest in 12 equal installments on each December 1, March 1, June 1 and September 1 thereafter, subject to the named executive officer remaining in continuous service with us through each such vesting date.

Option Exercises and Stock Vested
The following table shows sets forth certain information regarding any option exercises and stock vested during the fiscal year ended December 31, 2024 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Olivier Pomel	1,802,880	$221,620,466	145,034	$18,619,042
David Obstler	200,000	24,970,631	114,917	14,744,463
Alexis Lê-Quôc	2,675,880	328,810,220	127,346	16,349,834
Adam Blitzer	—	—	112,591	14,394,945
Yanbing Li	—	—	—	—
(1)The value realized on exercise is based on the closing price of our Class A common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.
(2)The value realized on vesting is determined by multiplying the number of vested restricted stock units by the closing price of our Class A common stock on the vesting date.

Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective offer letters or employment agreement, as described in the section titled, “Other Features of Our Executive Compensation Program—Executive Severance Agreements,” assuming their employment was terminated as of December 31, 2024, including in connection with a change in control as of December 31, 2024.

Name	Type of Termination	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards(1) ($)	Continuation of Insurance Coverage ($)	Total ($)
Olivier Pomel	Termination without Cause or with Good Reason	$212,500	$200,000	$—	$14,787	$427,287
	Termination without Cause or with Good Reason in connection with a CIC(2)	425,000	400,000	30,175,082	29,574	31,029,656

David Obstler	Termination without Cause or with Good Reason	212,500	400,000	—	14,982	627,482
	Termination without Cause or with Good Reason in connection with a CIC(2)	425,000	400,000	23,992,088	29,965	24,847,053

Alexis Lê-Quôc	Termination without Cause or with Good Reason	212,500	200,000	—	11,002	423,502
	Termination without Cause or with Good Reason in connection with a CIC(2)	425,000	400,000	27,459,457	22,004	28,306,461

Adam Blitzer	Termination without Cause or with Good Reason	212,500	200,000	—	10,807	423,307
	Termination without Cause or with Good Reason in connection with a CIC(2)	425,000	400,000	21,938,902	21,613	22,785,515

Yanbing Li	Termination without Cause or with Good Reason	212,500	200,000	—	5,197	417,697
	Termination without Cause or with Good Reason in connection with a CIC(2)	425,000	400,000	12,735,357	10,394	13,570,751
(1)The value of accelerated vesting of unvested RSUs and PSUs for which performance targets have been achieved and certified by the compensation committee is based upon the closing price of our Class A Common Stock on December 31, 2024, as reported on Nasdaq, multiplied by the number of unvested RSUs and PSUs. Amounts related to PSUs for which performance targets have been achieved, but remain subject to certification by the compensation committee as of December 31, 2024 are excluded. See “2024 Executive Compensation Program— Equity Awards” and “Other Features of Our Executive Compensation Program—Severance and Change in Control Benefits” for the vesting and acceleration condition applicable to these awards.
(2)Represents change in control severance benefits based on a double-trigger arrangement, which assumes the executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the executive officer’s executive severance agreements) in connection with, or within three months prior to or 12 months following, a change of control of Datadog.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	20,759,819	$4.55	104,614,690
Equity plans not approved by stockholders	—	—	—
(1)Includes the 2012 Plan and the 2019 Plan, but does not include future rights to purchase Class A common stock under our 2019 Employee Stock Purchase Plan (“2019 ESPP”), which depend on a number of factors described in our 2019 ESPP and will not be determined until the end of the applicable purchase period.
(2)The weighted-average exercise price excludes any outstanding restricted stock unit awards, which have no exercise price.
(3)Includes 84,272,083 shares available for future issuance under the 2019 Plan and 20,342,607 shares available for future issuance under 2019 ESPP. Stock options or other stock awards granted under the 2012 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2019 Plan.
The 2019 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to 5% of the total number of shares of capital stock outstanding on December 31st of the preceding year; or such lesser number of shares of Class A common stock as determined by our board of directors prior to January 1st of a given year. In addition, the 2019 ESPP provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of up to ten years commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the lesser of (i) 1% of the total number of shares of capital stock outstanding on December 31st of the preceding year, and (ii) 10,087,500 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our board of directors prior to January 1st of a given year.
Accordingly, on January 1, 2025, the number of shares of Class A common stock available for issuance under the 2019 Plan and the 2019 ESPP increased by 17,105,939 shares and 3,421,187 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our Chief Executive Officer and our other named executive officers and certain aspects of our financial performance. Compensation actually paid was calculated for purposes of this disclosure in accordance with the applicable SEC rules and does not reflect the actual amount of compensation earned by or paid to our Chief Executive Officer or our other named executive officers during the applicable years. The compensation committee does not use compensation actually paid as a basis for making compensation decisions. For information concerning how and why our compensation committee arrived at specific compensation decisions for 2024, please refer to “Executive Compensation – Compensation Discussion and Analysis.”

	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for non-CEO NEOs ($)(3)	Average Compensation Actually Paid to non-CEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss)($ Millions)(7)	Revenue ($ Millions)(8)
Year					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2024	$19,842,554	$29,463,769	$16,774,715	$23,980,392	378	301	$183.75	$2,684
2023	11,644,934	33,077,635	10,196,713	25,279,012	321	221	48.57	2,128
2022	11,249,243	(85,747,704)	11,665,984	(32,708,200)	195	133	(50.16)	1,675
2021	8,632,636	107,014,429	10,849,308	60,711,468	471	207	(20.75)	1,029
2020	9,058,196	118,923,611	6,908,339	78,916,653	261	150	(24.55)	603
(1)Represents the total compensation reported for Mr. Pomel for each applicable year in the “Summary Compensation Table”.
(2)The following adjustments were made to Mr. Pomel’s total compensation for each applicable year to determine the compensation actually paid:

Year	Summary Compensation Table Total for CEO ($)	Less: Summary Compensation Table Stock Awards and Option Awards ($)	Plus: Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Fiscal Year ($)	Plus (or less): Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years ($)	Plus (or less): Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in Covered Fiscal Year ($)	Compensation Actually Paid to CEO ($)
2024	$19,842,554	$19,049,976	$24,851,429	$2,804,947	$1,014,815	$29,463,769
2023	11,644,934	10,908,938	20,302,262	5,179,515	6,859,862	33,077,635
2022	11,249,243	10,248,721	6,895,767	(51,079,647)	(42,564,346)	(85,747,704)
2021	8,632,636	7,405,809	14,934,880	77,786,712	13,066,010	107,014,429
2020	9,058,196	8,464,114	16,106,851	82,266,680	19,955,997	118,923,611

In the table above, grant date fair values are computed in accordance with ASC Topic 718. Stock option grant date fair values reflected in the Summary Compensation Table were estimated using the Black-Scholes option pricing model as of the date of grant. Adjustments have been made using stock option fair values as of each measurement date, which may be either year end or as of each date of vesting, using the stock price and updated assumptions as of the measurement date. Assumptions include expected term, stock price volatility, dividend yield and risk free interest rates. PSU grant date fair values reflected in the Summary Compensation Table were calculated using the stock price as of the date of grant assuming target performance. Adjustments have been made using the stock price and the probable outcome of the performance metric as of each measurement date, which may be either year end or as of each date of vesting. RSU grant date fair values reflected in the Summary Compensation Table were calculated using the stock price as of the date of grant. Adjustments have been made using the stock price as of each measurement date, which may be either year end or as of each date of vesting. The assumptions used in calculating the grant date fair value of the stock options, RSUs and PSUs are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for each applicable year.
(3)Represents the average of the total compensation reported for our named executive officers as a group (excluding Mr. Pomel) for each applicable year in the Summary Compensation Table. The names of each named executive officer included for each applicable year are as follows: (i) 2024, Mr. Obstler, Mr. Blitzer, Mr. Lê-Quôc and Dr. Li; (ii) 2023 and 2022, Mr. Obstler, Mr. Lê-Quôc, Mr. Agarwal, and Mr. Walters; (iii) 2021, Mr. Obstler, Mr. Lê-Quôc, Mr. Agarwal and Mr. Blitzer; and (iv) 2020, Mr. Obstler, Mr. Lê-Quôc, Mr. Agarwal, and Dan Fougere.

(4)The following adjustments were made to the average amount of total compensation for each applicable year to determine the average compensation actually paid to our named executive officers as a group (excluding Mr. Pomel), calculated using the same methodology and assumptions as described in footnote 2:

Year	Average Summary Compensation Table Total for non-CEO NEOs ($)	Less: Average Summary Compensation Table Stock Awards and Option Awards ($)	Plus: Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Fiscal Year ($)	Plus (or less): Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years ($)	Plus (or less): Average Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in Covered Fiscal Year ($)	Average Compensation Actually Paid to non-CEO NEOs ($)
2024	$16,774,715	$16,017,439	$20,834,219	$1,784,631	$604,266	$23,980,392
2023	10,196,713	9,431,679	17,553,156	3,962,549	2,998,273	25,279,012
2022	11,665,984	10,907,973	6,634,204	(19,139,785)	(20,960,631)	(32,708,200)
2021	10,849,308	9,730,396	17,819,549	34,645,561	7,127,446	60,711,468
2020	6,908,339	6,312,831	12,013,052	44,483,827	21,824,267	78,916,653

(5)Represents the cumulative total shareholder return of our Class A common stock for the measurement periods ending on December 31 of each of 2024, 2023, 2022, 2021 and 2020, respectively.
(6)Represents the weighted cumulative total shareholder return of the Nasdaq Computer Index for the measurement periods ending on December 31 of each of 2024, 2023, 2022, 2021 and 2020, respectively.
(7)Represents the net income (loss) reported in our consolidated income statements in our Annual Report on Form 10-K for each applicable year.
(8)Represents the revenue reported in our consolidated income statements in our Annual Report on Form 10-K for each applicable year.

Financial Performance Measures

Listed below are the most important financial performance measures used by us to link executive compensation actually paid to Mr. Pomel and our other named executive officers, for 2024, to our performance. For further information regarding these financial performance measures as well as other factors used in our long-term equity incentive and performance-based cash bonus programs, please refer to “Executive Compensation — Compensation Discussion and Analysis.”

Most Important Performance Measures (Unranked)
Revenue
Net New ARR
Non-GAAP operating income

Analysis of Information Presented in the Pay-Versus-Performance Table

While our executive compensation program aims to provide incentives that motivate and reward achievement of our key performance goals and align our named executive officers’ interests with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance, the compensation committee does not specifically select the performance measures that it uses in our executive compensation program to align with compensation actually paid, as calculated in accordance with the applicable SEC rules. Although compensation actually paid may be impacted by the performance metrics we use in our annual cash bonus plan and the design of our PSU awards, given our significant use of long-term incentive compensation, it may fluctuate significantly from year to year.

Relationship between Compensation Actually Paid and Datadog and Peer Group TSR

The following chart shows the relationships between compensation actually paid to Mr. Pomel and the average compensation actually paid to our other named executive officers as a group and the cumulative total shareholder return of our Class A common stock and the Nasdaq Computer Index for each covered fiscal year. We do not currently use total shareholder return of our Class A common stock as a financial performance measure in our executive compensation program.

Compensation Actually Paid and Net Income

The following chart shows the relationship between compensation actually paid to Mr. Pomel and the average compensation actually paid to our other named executive officers as a group and our reported net income (loss) for each covered fiscal year. We do not currently use net income (loss) as a financial performance measure in our executive compensation program.

Compensation Actually Paid and Revenue

The following chart shows the relationship between compensation actually paid to Mr. Pomel and the average compensation actually paid to our other named executive officers as a group and our reported revenue for each covered fiscal year. The growth of annual revenue is a significant performance target in the design of our PSU awards granted in 2024, 2023 and 2022 and impacts the number of shares underlying those awards that are earned. While PSU awards comprised 50% of the target value of the long-term equity compensation granted to our named executive officers in 2022, compensation actually paid decreased sharply in 2022 as the price of the shares of our Class A common stock decreased during this period. Compensation actually paid, as calculated in accordance with the applicable SEC rules, includes adjusted values to unvested and vested equity awards granted in both prior and the covered fiscal years and generally fluctuates due to our stock price.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

CEO PAY RATIO
Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (except our Chief Executive Officer).
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We identified our median compensated employee from all full-time and part-time employees who were included as employees on our payroll records as of a determination date of November 30, 2024. We did not include any contractors or other non-employee workers in our employee population. We used a consistently applied compensation measure consisting of annual base salary, annual bonus or commission targets, and the grant date fair value of equity awards granted during fiscal 2024. We annualized base salary, target annual bonus and commission for any full-time and part-time employees who commenced work during fiscal 2024 to reflect a full calendar year, and non-United States employees’ pay was converted to U.S. dollar equivalents using applicable exchange rates as of the determination date.
The fiscal year 2024 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $19,842,554, as reported in the 2024 Summary Compensation Table. The annual total compensation as determined under Item 402 of Regulation S-K of our median employee for fiscal 2024 was $202,585. The ratio of our Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all our employees for fiscal year 2024 is 98 to 1.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the year ended December 31, 2024:

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Titi Cole	$66,000	$249,906	$315,906
Michael Callahan	82,500	249,906	332,406
Dev Ittycheria	90,000	249,906	339,906
Matthew Jacobson(3)	—	—	—
Julie Richardson	85,000	249,906	334,906
Shardul Shah(3)	15,822	—	15,822
(1)Amounts reported represent the aggregate grant date fair value of RSUs granted to our directors during 2024 under our 2019 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the non-employee director.
(2)As of December 31, 2024, the aggregate number of shares underlying outstanding options and RSU awards held by each of our non-employee directors was as follows:

Name	Number of Shares Underlying Options	Number of RSUs
Titi Cole	—	4,078
Michael Callahan	5,182	2,262
Dev Ittycheria	240,000	2,262
Matthew Jacobson	—	—
Julie Richardson	28,128	2,262
Shardul Shah	—	—
(3)Mr. Jacobson waived any compensation payable under our non-employee director compensation policy described below. Mr. Shah waived compensation payable under such policy for a portion of fiscal 2024.
Each of Mr. Pomel, our co-founder and Chief Executive Officer, and Mr. Lê-Quôc, our co-founder and Chief Technology Officer, is also a member of our board of directors but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by these executive officers. Amit Agarwal was appointed to the board of directors on January 1, 2025, and was not a member of the board during the year ended December 31, 2024. As of December 31, 2024, Mr. Agarwal held 123,513 RSUs, of which 103,176 were forfeited and 20,337 vested on March 1, 2025. In February 2025, in recognition of Mr. Agarwal’s employment with the company in 2024, the compensation committee approved a cash bonus payment of $348,089 to Mr. Agarwal upon the determination of the achievement of the same performance metrics applicable to the named executive officers.
Non-Employee Director Compensation Policy
Under our Amended and Restated Non-Employee Director Compensation Policy, each of our non-employee directors is eligible to receive compensation for service on our board of directors and committees of our board of directors as set forth below.
Cash Compensation
The Amended and Restated Non-Employee Director Compensation Policy provides our non-employee directors with the following cash compensation for their services:
•$50,000 per year for each non-employee director;
•$74,000 per year for the lead non-employee director (if applicable) in lieu of the annual amount above;
•$25,000 per year for chair of the audit committee or $12,500 per year for each other member of the audit committee;

•$20,000 per year for chair of the compensation committee or $10,000 per year for each other member of the compensation committee; and
•$12,000 per year for chair of the nominating and corporate governance committee or $6,000 per year for each other member of the nominating and corporate governance committee.
The cash compensation above is payable to our eligible non-employee directors in equal quarterly installments in arrears, prorated for any partial quarter of service.
Equity Compensation
In addition to the cash compensation structure described above, the Amended and Restated Non-Employee Director Compensation Policy provides for the following equity incentive compensation program for non-employee directors. All such equity compensation will be granted under the 2019 Plan or any successor equity plan.
Retainer Grant. Each non-employee director may elect to convert his or her cash compensation under the policy into an award of RSUs (the “retainer grant”). If a non-employee director timely makes this election, each such retainer grant will be automatically granted on the first business day following the date the corresponding cash compensation otherwise would be paid under the policy. Each retainer grant will cover a number of shares of our Class A common stock equal to (A) the aggregate amount of the corresponding cash compensation otherwise payable to the non-employee director divided by (B) the closing sales price per share of our Class A common stock on the date the corresponding cash compensation otherwise would be paid (or, if such date is not a business day, on the first business day thereafter), rounded down to the nearest whole share. In addition, each retainer grant will be fully vested on the grant date.
Initial Grant. Each non-employee director who joins our board of directors will automatically, upon the date of his or her initial election or appointment to be a non-employee director (or, if such date is not a business day, on the first business day thereafter), be granted a one-time, initial RSU award (the “initial grant”), covering a number of shares of our Class A common stock equal to (A) $400,000 divided by (B) the closing sales price per share of our Class A common stock on the applicable grant date, rounded down to the nearest whole share. Each initial grant will vest in three equal annual installments over the three-year period following the grant date, subject to continuous service through each applicable vesting date.
Annual Grant. On the date of each annual meeting of our stockholders, each person who is then a non-employee director of ours will automatically be granted an annual RSU award (the “annual grant”), covering a number of shares of our Class A common stock equal to (A) $250,000 divided by (B) the closing sales price per share of our Class A common stock on the date of the applicable annual stockholder meeting (or, if such date is not a business day, the first business day thereafter). Each annual grant will vest on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting following the award’s grant date, subject to continuous service through the vesting date.
Each non-employee director’s then-outstanding equity awards granted under the policy (and any other then-outstanding equity awards held by the non-employee director that were outstanding and unvested immediately prior to the date of the execution of the underwriting agreement related to our initial public offering) will become fully vested upon a change in control (as defined in our 2019 Plan), subject to the non-employee director remaining in continuous service until immediately prior to the closing of the change in control.

PROPOSAL 3
RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2016. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Datadog and our stockholders.
The affirmative vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their related entities for the periods set forth below.

	Fiscal Year Ended
	December 31,
	2024	2023
	(in thousands)
Audit Fees(1)	$2,650	$2,378
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	25	2
Total Fees	$2,675	$2,380
(1)Audit fees consisted of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees for fiscal year 2024 also included fees for a comfort letter and professional services provided in connection with our offering of convertible senior notes.
(2)All other fees consisted of fees related to other non-audit consulting services and the subscription to Deloitte & Touche LLP’s accounting research tool.
All fees described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
The audit committee approves all audit and non-audit related services that our independent registered public accounting firm provides to us before the engagement begins. Pre-approval may be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4

APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

After consideration, our board of directors is asking stockholders to adopt the proposed amendment and restatement of our Amended and Restated Certificate of Incorporation (the “Existing Charter”), in the form attached as Appendix B to this proxy statement (the “Restated Charter”). The Restated Charter would amend the Existing Charter to limit the liability of certain officers for monetary liability for breach of fiduciary duty of care to the extent permitted by Delaware law, as described below (the “Exculpation Amendment”), and make certain additional non-substantive and clarifying changes.

The general descriptions of the Restated Charter set forth in this proposal are qualified in their entirety by reference to the text thereof, which is attached as Appendix B to this proxy statement. Additions to the Existing Charter are indicated by underlining, and deletions are indicated by strike-outs.

Our board of directors approved the Restated Charter, declared it advisable, and recommended its adoption by our stockholders, on April 4, 2025.

Approval of the Restated Charter requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon.

Background, Purpose and Effect of the Exculpation Amendment

Pursuant to and consistent with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), Article VI of the Existing Charter already eliminates (i.e., exculpates) directors’ monetary liability for breaches of the fiduciary duty of care. Section 102(b)(7), as amended in August 2022, allows a company’s certificate of incorporation to exculpate certain officers from monetary liability for breach of fiduciary duty in a manner similar to that which has been permitted for directors since 1987. The officers who are now eligible for exculpation are: (i) the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) individuals who are or were identified in the company’s public filings as its most highly compensated officers; and (iii) individuals who, by written agreement with the company, consented to be identified as officers for purposes of accepting service of process (together, “covered officers”).

As part of its ongoing consideration of appropriate corporate governance structures, our board of directors has determined that it is appropriate to update the Existing Charter consistent with amended Section 102(b)(7) of the DGCL. The Exculpation Amendment would add a new Article VIII to the Existing Charter to eliminate the monetary liability of our covered officers for breaches of the fiduciary duty of care in any direct claim and, consistent with Article VI of the Existing Charter, would provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal new Article VIII. Unlike for directors, officers will not be exculpated under the Exculpation Amendment in the event of claims brought by or in the right of the company (i.e., derivative claims). In addition, officers will not be exculpated under the Exculpation Amendment for claims for which directors may not be exculpated, including claims that involve breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Further, the Exculpation Amendment will only operate prospectively and apply to acts or omissions occurring after the Restated Charter becomes effective.

Reason for the Exculpation Amendment

Our board of directors believes it is important to protect our officers to the fullest extent permitted by the DGCL to continue to attract and retain experienced and highly qualified officers. Following the 2022 amendments to the DGCL, other Delaware corporations have adopted, and will likely continue to adopt, amendments to their certificates of incorporation that limit the personal liability of officers. Additionally, the corporate laws of several other states also permit corporations to exculpate officers in a similar manner to the DGCL. Failure to adopt the Exculpation Amendment could impede our ability to attract and retain highly qualified and experienced officers.

Taking into account the limits on the type of claims for which officers’ liability would be exculpated, the fact that several other states already permit corporations to eliminate or limit officer liability, and the benefits our nominating and corporate governance committee and board of directors believe would accrue to us and our stockholders in the form of an enhanced ability to attract and retain talented officers and the potential to discourage frivolous lawsuits, our board of directors determined that it is in our best interests and those of our stockholders to amend the Existing Charter as described herein.

Description of Additional Non-Substantive and Clarifying Changes

We are also proposing an amendment to Paragraph C of Article IV of the Existing Charter to clarify that increases or decreases of the authorized number of shares of the Company’s preferred stock or common stock may be approved by a majority of the votes cast affirmatively or negatively pursuant to Section 242(d) of the DGCL. In addition, we propose deleting certain legacy language that is no longer operative.

Effective Time of the Proposed Amendments

If our stockholders approve the Restated Charter, it will become effective upon filing of the Restated Charter with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval. However, in accordance with Delaware law, even if our stockholders approve the Restated Charter, our board of directors retains the discretion to abandon, and not implement, the Restated Charter at any time before it becomes effective. Should stockholder approval not be obtained, the proposed changes will not be implemented, and our Existing Charter will continue in effect pursuant to its current terms.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDED AND RESTATED CHARTER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 15, 2025 by:
•each person or entity known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 319,188,620 shares of Class A common stock and 25,703,293 shares of Class B common stock outstanding as of March 15, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options and RSUs held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions, as applicable, within 60 days of March 15, 2025. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Datadog, Inc., 620 8th Avenue, 45th Floor, New York, New York 10018.

	Beneficial Ownership
	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
Beneficial Owner	Number of Shares	%	Number of Shares	%
5% Stockholders:
The Vanguard Group(1)	27,259,296	8.5	—	—	4.7
BlackRock, Inc.(2)	19,532,115	6.1	—	—	3.4

Directors and Named Executive Officers:
Olivier Pomel(3)	521,000	*	11,746,244	40.7	19.4
David Obstler(4)	159,550	*	215,500	*	*
Alexis Lê-Quôc(5)	157,948	*	10,349,882	38.2	17.6
Adam Blitzer	680	*	—	—	*
Yanbing Li	—	—	—	—	—
Amit Agarwal(6)	90,505	*	1,863,578	7.3	3.2
Titi Cole	2,373	*	—	—	*
Michael Callahan(7)	27,490	*	373,224	1.5	*
Dev Ittycheria(8)	125,766	*	240,000	*	*
Matthew Jacobson(9)	3,643,951	1.1	—	—	*
Julie Richardson(10)	302	*	28,128	*	*
Shardul Shah(11)	419,869	*	—	—	*
All executive officers and directors as a group (15 persons)(12)	5,184,206	1.6	24,816,556	81.0	40.5
*Less than one percent.
†Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(1)Based solely on Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 13, 2024, which reported that Vanguard had shared voting power over 200,783 shares of Class A common stock, sole dispositive power over 26,627,861 shares of Class A common stock and shared dispositive power over 631,435 shares of common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)Based solely on Schedule 13G filed by BlackRock, Inc. on January 29, 2024, which reported that BlackRock, Inc. had sole voting power over 17,851,747 shares of Class A common stock and sole dispositive power over 19,532,115 shares of Class A common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)Consists of (a) 198,261 shares of Class A common stock and 8,613,878 shares of Class B common stock held by Mr. Pomel, (b) 3,132,366 shares of Class B common stock issuable upon the exercise of options within 60 days of March 15, 2025, and (d) 322,739 shares of Class A common stock over which Mr. Pomel has voting power pursuant to an irrevocable proxy granted by certain of the investors who purchased shares in the third-party tender offer conducted in March 2019.
(4)Consists of (a) 159,550 shares of Class A common stock and 15,603 shares of Class B common stock held by Mr. Obstler, (b) 92,397 shares of Class B common stock held by the Obstler Children 2019 Trust, and (c) 107,500 shares of Class B common stock issuable upon the exercise of options within 60 days of March 15, 2025.
(5)Consists of (a) 157,813 shares of Class A common stock and 2,276,077 shares of Class B common stock held by Mr. Lê-Quôc, (b) 6,663,835 shares of Class B common stock held by the Alexis Lê-Quôc Revocable Trust, and (c) 1,409,970 shares of Class B common stock issuable upon the exercise of options within 60 days of March 15, 2025.
(6)Consists of (a) 82,324 shares of Class A common stock and 143,728 shares of Class B common stock held by Mr. Agarwal, (b) 6,541 shares of Class A and 603,459 shares of Class B common stock held by the Amit Agarwal 2019 Family Trust, (c) 1,640 shares of Class A common stock and 1,056,725 shares of Class B common stock held by the Amit Agarwal 2018 Family Trust and (d) 59,666 shares of Class B common stock held by Mr. Agarwal’s spouse.
(7)Consists of (a) 15,244 shares of Class A common stock held by Mr. Callahan, (b) 12,246 shares of Class A common stock and 368,042 shares of Class B common stock held by The Callahan-Thernstrom Family Trust, and (c) 5,182 shares of Class B common stock issuable upon the exercise of options within 60 days of March 15, 2025.
(8)Consists of (a) 34,867 shares of Class A common stock held by Mr. Ittycheria, (b) 90,899 shares of Class A common stock held by LIDI 11 21 LLC, and (c) 240,000 shares of Class B common stock issuable upon the exercise of options within 60 days of March 15, 2025.
(9)Consists of (a) 671,806 shares of Class A Common Stock held by Mr. Jacobson through a trust of which he is trustee and another estate planning trust having an independent trustee and (b) 2,972,145 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P.
(10)Consists of 302 shares of Class A common stock held by Ms. Richardson and 28,128 shares of Class B common stock issuable upon the exercise of options within 60 days of March 15, 2025.
(11)Consists of shares of Class A common stock held by the 2019 Shah Family Trust.
(12)Consists of (a) 5,184,206 shares of Class A common stock and 19,893,410 shares of Class B common stock and (b) 4,923,146 shares of Class B common stock issuable upon the exercise of options within 60 days of March 15, 2025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Datadog. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended December 31, 2024, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

TRANSACTIONS WITH RELATED PERSONS
Certain Related Person Transactions
The following is a summary of transactions since January 1, 2024 to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of Class A common stock or Class B common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
Indemnification Agreements
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and provide that we may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to us via email at IR@datadoghq.com. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Kerry Acocella
General Counsel and Secretary

April [ ], 2025
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at investors.datadoghq.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is also available without charge upon written request to us via email at IR@datadoghq.com.

APPENDIX A

Unaudited Reconciliation of Non-GAAP Financial Measures
(in thousands, except percentages)

Year Ended December 31,
2024
Reconciliation of operating income (loss) and operating margin
GAAP operating income (loss)	$54,284
Plus: Stock-based compensation expense	570,336
Plus: Amortization of acquired intangibles	6,467
Plus: Employer payroll taxes on employee stock transactions	43,126
Non-GAAP operating income	$674,213
GAAP operating margin	2%
Non-GAAP operating margin	25%

Reconciliation of net income
GAAP net income	$183,746
Plus: Stock-based compensation expense	570,336
Plus: Amortization of acquired intangibles	6,467
Plus: Employer payroll taxes on employee stock transactions	43,126
Plus: Amortization of issuance costs	3,761
Non-GAAP net income before non-GAAP tax adjustments	$807,436
Income tax effects and adjustments(1)	153,608
Non-GAAP net income after non-GAAP tax adjustments	$653,828
Net income per share before non-GAAP tax adjustments - basic	$2.40
Net income per share before non-GAAP tax adjustments - diluted	$2.25

Net income per share after non-GAAP tax adjustments - basic	$1.94
Net income per share after non-GAAP tax adjustments - diluted	$1.82

Shares used in non-GAAP net income per share calculations:
Basic	336,172
Diluted	358,636

1)Non-GAAP financial information for the periods shown are adjusted for an assumed provision for income taxes based on our long-term projected tax rate of 21%. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

APPENDIX B

**AMENDED AND RESTATED**

**CERTIFICATE OF INCORPORATION**

**OF**

**DATADOG, INC.**

Olivier PomelThe undersigned officer hereby certifies that:

**ONE:** The original date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 4, 2010.

**TWO:** HeSuch person is thea duly elected and acting Chief Executive Officerauthorized officer of **DATADOG, INC.**, a Delaware corporation.

**THREE:** The Amended and Restated Certificate of Incorporation of this corporation, as amended to date, is hereby amended and restated to read as follows:

**I.**

The name of this company is Datadog, Inc. (the "***Company***").

**II.**

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808 and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

**III.**

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware ("***DGCL***").

**IV.**

**A.** The Company is authorized to issue three classes of stock to be designated, respectively, "Class A Common Stock," "Class B Common Stock" and "Preferred Stock." The total number of shares that the Company is authorized to issue is 2,330,000,000 shares, 2,000,000,000 shares of which shall be Class A Common Stock (the "***Class A Common Stock***"), 310,000,000 shares of which shall be Class B Common Stock (the "***Class B Common Stock***" together with the Class A Common Stock, the "***Common Stock***") and 20,000,000 shares of which shall be Preferred Stock (the "***Preferred Stock***"). The Preferred Stock shall have a par value of $0.00001 per share and the Common Stock shall have a par value of $$0.00001 per share. From and after the Effective Time (as defined herein), each share of common stock, par value $$0.00001 per share, of the Company ("***Pre-IPO Stock***") issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one share of Class B Common Stock. Certificates representing shares of Pre-IPO Stock prior to the Effective Time shall, from and after the Effective Time, no longer represent shares of Pre-IPO Stock and shall represent only the number of shares of Class B Common Stock into which the shares of Pre-IPO Stock previously represented by such certificate were reclassified pursuant hereto.

**B.** The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

**C.** ~~The~~ Irrespective of the provisions of Section 242(b)(2) of the DGCL, but subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of ~~Preferred Stock, Class A Common Stock or Class B Common Stock~~any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by ~~the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate~~a vote of the holders of the ~~Preferred Stock, or of any series thereof, Class A Common Stock or Class B Common Stock unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.~~stock of the Corporation entitled to vote thereon, voting as a single class.

**D.** Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

**1. Definitions**.

**(a) "*Acquisition*"** means any consolidation or merger of the Company with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity's Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes.

**(b) "*Asset Transfer*"** means the sale, lease or exchange of all or substantially all the assets of the Company.

**(c) "*Certificate of Incorporation*"** means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock.

**(d) "*Entity*"** means any corporation, partnership, limited liability company or other legal entity.

**(e) "*Effective Time*"** means the time the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware immediately prior to the time shares of Class A Common Stock were first publicly traded became effective in accordance with the DGCL.

**(f) "*Family Member*"** means with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.

**(g) "*Final Conversion Date*"** means 5:00 p.m. in New York City, New York on the tenth anniversary of the Effective Time or, if such anniversary does not occur on a date that the Nasdaq Stock Market and the New York Stock Exchange are open for trading, on the first date such markets are open for trading thereafter.

**(h) "*Founder*"** means each of Olivier Pomel and Alexis Lê-Quôc.

**(i) "*Liquidation Event*"** means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; *provided, however,* for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or

Class B Common Stock does not constitute consideration or a "distribution to stockholders" in respect of the Class A Common Stock or Class B Common Stock.

**(j)** "***Parent***" of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

**(k)** "***Permitted Entity***" means, with respect to a Qualified Stockholder, any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, has sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such Entity.

**(l)** "***Permitted Transfer***" means, and shall be restricted to, any Transfer of a share of Class B Common Stock:

**(i)** by a Qualified Stockholder that is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of himself or herself and/or his or her Family Members), to the trustee of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Trust;

**(ii)** by the trustee of a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder, the trustee of any other Permitted Trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;

**(iii)** by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or

**(iv)** by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity or the trustee of a Permitted Trust of such Qualified Stockholder.

**(m)** "***Permitted Transferee***" means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

**(n)** "***Permitted Trust***" means a validly created and existing trust the beneficiaries of which are either a Qualified Stockholder or Family Members of the Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a "qualified interest" within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) and/or a reversionary interest.

**(o)** "***Qualified Stockholder***" means (i) the record holder of a share of Class B Common Stock at the Effective Time; (ii) the initial record holder of any share of Class B Common Stock that is originally issued by the Company thereafter (including, without limitation, upon conversion of any Preferred Stock or upon exercise of options or warrants); and (iii) a Permitted Transferee of a Qualified Stockholder.

**(p)** "***Trading Day***" means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

**(q)** "***Transfer***" of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a "Transfer" within the meaning of this Article IV:

**(i)** the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

**(ii)** the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

**(iii)** entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

**(iv)** the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a "Transfer" unless such foreclosure or similar action qualifies as a "Permitted Transfer"; or

**(v)** entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors.

A "***Transfer***" shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee, or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such Entity or any Parent of such Entity, other than a Transfer to parties that were, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity.

**(r)** "***Voting Control***" means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

**2. Rights Relating To Dividends, Subdivisions and Combinations**.

**(a)** Subject to the prior rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b), any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

**(b)** The Company shall not declare or pay any dividend or make any distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.

**(c)** If the Company in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

**3. Liquidation Rights**. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; *provided, however*, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a "distribution to stockholders" in respect of the Class A Common Stock or Class B Common Stock.

**4. Voting Rights**.

**(a) Class A Common Stock**. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held.

**(b) Class B Common Stock**. Each holder of shares of Class B Common Stock shall be entitled to ten votes for each share thereof held.

**(c) Voting Generally**. Except as required by law, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

**5. Optional Conversion**.

**(a) Optional Conversion of the Class B Common Stock**.

**(i)** At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

**(ii)** Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company's transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

**6. Automatic Conversion**.

**(a) Automatic Conversion of the Class B Common Stock**. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

**(b) Conversion upon Death**. Each share of Class B Common Stock held of record by a natural person, including a natural person serving in a trustee capacity, other than a Founder (including a Founder holding shares in a trustee capacity) or a Permitted Transferee of such Founder, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such natural person. Each share of Class B Common Stock held of record by a Founder (including a Founder holding shares in a trustee capacity) or a Permitted Transferee of such Founder shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock nine months after the date of the death of such Founder.

**(c) Final Conversion**. On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

**(d) Procedures**. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

**(e) Immediate Effect**. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 6, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

**7. Redemption**. The Common Stock is not redeemable.

**8. Reservation of Stock Issuable Upon Conversion**. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

**9. Prohibition on Reissuance of Shares**. Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

## V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

**A. Board of Directors**.

**1. Generally**. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

**2. Election**.

**(a)** Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

**(b)** No stockholder entitled to vote at an election for directors may cumulate votes.

**(c)** Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

**(d)** Election of directors need not be by written ballot unless the Bylaws so provide.

**3. Removal of Directors**. Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.

**4. Vacancies**. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the Board of Directors by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

**5. Preferred Directors**. Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

**B. Stockholder Actions**. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

**C. Bylaws**. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; *provided, however,* that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

## VI.

**A.** The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.

**B.** To the fullest extent permitted by applicable law, the Company may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

**C.** Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

**D.** Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company's stockholders; (C) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court's having personal jurisdiction over the indispensable parties named as defendants. This Article VI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

**E.** Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

**F.** Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VI.

**VII.**

**A.** The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

**B.** Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

**VIII.**

The liability of the officers of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article VIII.

* * * *

# PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/DDOG2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V70491-P28372 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**DATADOG, INC.**

**The Board of Directors recommends you vote FOR all of the following director nominees:**

| Nominees: | For | Withhold |
|---|---|---|
| 1a. Titi Cole | ☐ | ☐ |
| 1b. Matthew Jacobson | ☐ | ☐ |
| 1c. Julie Richardson | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V70492-P28372

**DATADOG, INC.**
**Annual Meeting of Stockholders**
**June 3, 2025 2:30 PM, EDT**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Olivier Pomel, Alexis Lê-Quôc and Kerry Acocella, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and/or Class B common stock of DATADOG, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/DDOG2025, originating from New York, New York at 2:30 PM, EDT on June 3, 2025, and any adjournment or postponement thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and in their discretion on such other matters as may properly come before the meeting.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**